UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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Computer Programs and Systems, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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March 31, 2017

To the Stockholders of Computer Programs and Systems, Inc.:

You are invited to attend the 2017 Annual Meeting of Stockholders of Computer Programs and Systems, Inc. (the “Company”), which will be held at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602, on Thursday, May 11, 2017 at 9:00 a.m., Central Time. Formal notice of the annual meeting, a proxy statement and a proxy card accompany this letter.

Also enclosed is the Company’s 2016 Annual Report to Stockholders.

Information about the annual meeting and the various matters on which the stockholders will act is included in the enclosed notice of annual meeting of stockholders and proxy statement. Please carefully consider the enclosed proxy statement and execute and return your proxy card so that the Company may be assured of the presence of a quorum at the annual meeting. A self-addressed, postage-prepaid envelope is enclosed for your convenience in replying. The prompt return of your proxy card will be of great assistance in reducing the expense of subsequent mailings. If you attend the annual meeting, and so elect, you may withdraw your proxy and vote in person.

Sincerely,

David A. Dye
Chairman of the Board

COMPUTER PROGRAMS AND SYSTEMS, INC.
6600 Wall Street
Mobile, Alabama 36695

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 11, 2017

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders of Computer Programs and Systems, Inc. (the “Company”) will be held at 9:00 a.m., Central Time, on Thursday, May 11, 2017, at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602. Directions to attend the annual meeting where you may vote in person can be found on our website at http://investors.cpsi.com. The annual meeting is being held for the following purposes:

1.	To elect two Class III directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2020 annual meeting;

2.	To approve the amendment and restatement of the Computer Programs and Systems, Inc. 2014 Incentive Plan;

3.	To ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2017;

4.	To approve on a non-binding advisory basis the compensation of our named executive officers;

5.	To hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation; and

6.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The Board of Directors has set March 13, 2017 as the record date for the annual meeting. Only holders of record of the Company’s common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting.

This proxy statement provides you with detailed information about the proposals to be voted on at the meeting. With this proxy statement we are also including a copy of our 2016 Annual Report to Stockholders in order to provide you with additional information about us. We encourage you to read this proxy statement and the 2016 Annual Report carefully.

The annual meeting may be adjourned from time to time without notice other than announcement at the meeting or at adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

By order of the Board of Directors,

David A. Dye
Chairman of the Board
March 31, 2017
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2017: THIS PROXY STATEMENT AND THE ACCOMPANYING 2016 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT http://investors.cpsi.com.

Whether or not you plan to attend the annual meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card in the self-addressed, postage-prepaid envelope provided. Returning your proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

PROXY STATEMENT

COMPUTER PROGRAMS AND SYSTEMS, INC.
6600 Wall Street
Mobile, Alabama 36695

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 11, 2017

INFORMATION ABOUT THE ANNUAL MEETING
Our 2017 Annual Meeting of Stockholders will be held at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602 on Thursday, May 11, 2017 at 9:00 a.m., Central Time.
Solicitation of Proxies
Our Board of Directors has sent you this proxy statement to solicit your vote at the annual meeting (including any adjournment or postponement of the annual meeting). In this proxy statement we summarize information that we are required to provide you under the rules of the Securities and Exchange Commission (the “SEC”). This proxy statement is designed to assist you in voting your shares. On or about March 31, 2017, we began mailing this proxy statement and the 2016 Annual Report to all stockholders of record at the close of business on March 13, 2017.

We will bear the cost of the solicitation of proxies. We will request brokers or nominees to forward this proxy statement to their customers and principals and will reimburse them for expenses so incurred. If deemed necessary, we may also use our officers and regular employees, without additional compensation, to solicit proxies personally or by telephone.
Stockholders Entitled to Vote
The Board of Directors has set March 13, 2017 as the record date for the annual meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the annual meeting. At the close of business on March 13, 2017, there were 13,533,183 shares of the common stock of the Company, par value $.001 per share, outstanding. Each stockholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the annual meeting.
Proposals to be Considered at the Annual Meeting
At the annual meeting, we will ask you to:

Proposal 1:	Elect two Class III directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2020 annual meeting;

Proposal 2:	Approve the amendment and restatement of the Computer Programs and Systems, Inc. 2014 Incentive Plan;

Proposal 3:	Ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2017;

Proposal 4:
Approve on an advisory basis the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative in this proxy statement; and

Proposal 5:	Approve on an advisory basis the frequency of future advisory votes on executive compensation.
Information About a Quorum
At the annual meeting, the presence of a majority of the outstanding shares of common stock entitled to vote at the meeting, represented in person or by proxy, shall constitute a quorum for the transaction of business. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. Alternatively, if the stockholders vote to adjourn the meeting in accordance with the Company’s Bylaws, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

Votes Necessary for Each Proposal to be Approved
Proposal 1 - Election of Class III Directors: Under the Company’s Bylaws, in order for a director nominee to be elected to the Board of Directors of the Company by the Company’s stockholders in an uncontested election of directors, he or she must receive an affirmative vote of a majority of the votes cast affirmatively or negatively. This means that a Class III director nominee will be elected to the Board of Directors at the annual meeting if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election at the meeting, with abstentions not counting as votes “for” or “against.” If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

An uncontested incumbent director is required to submit a contingent letter of resignation to the Board of Directors at the time of his or her nomination for consideration by the Nominating and Corporate Governance Committee of the Board. If such a director does not receive a majority of votes cast “for” his or her election, the Nominating and Corporate Governance Committee is required to consider on an expedited basis such director’s tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the tendered resignation. The Board is required to take formal action on the committee’s recommendation expeditiously following the date of certification of the election results. The Company will publicly disclose the Board’s decision and its reasoning with regard to its decision on the tendered resignation.

Proposal 2 - Approval of the Amended and Restated 2014 Incentive Plan: Under the Company’s Bylaws, in order to be approved, this proposal requires an affirmative vote of a majority of the votes cast affirmatively or negatively. This means that the votes that stockholders cast “for” this proposal must exceed the votes that stockholders cast “against” this proposal at the meeting, with abstentions not counting as votes “for” or “against.” If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the approval of the Amended and Restated 2014 Incentive Plan. Abstentions and broker non-votes will not be taken into account in determining the outcome of the approval of the Amended and Restated 2014 Incentive Plan.

Proposal 3 - Ratification of the Appointment of Independent Registered Public Accountants: Under the Company’s Bylaws, in order to be approved, this proposal requires an affirmative vote of a majority of the votes cast affirmatively or negatively. This means that the votes that stockholders cast “for” this proposal must exceed the votes that stockholders cast “against” this proposal at the meeting, with abstentions not counting as votes “for” or “against.” Abstentions will not be taken into account in determining the outcome of the ratification of the appointment of independent registered public accountants.

Proposal 4 - Advisory Vote on Executive Compensation: Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation, Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under the Company’s Bylaws, in order to be approved, this proposal requires an affirmative vote of a majority of the votes cast affirmatively or negatively. This means that the votes that stockholders cast “for” this proposal must exceed the votes that stockholders cast “against” this proposal at the meeting, with abstentions not counting as votes “for” or “against.” If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to the advisory vote on executive compensation. Abstentions and broker non-votes will not be taken into account in determining the outcome of the advisory vote on executive compensation. This vote is advisory and non-binding in nature, but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal 5 - Advisory Vote on Frequency of Executive Compensation Advisory Votes: Our Board of Directors is seeking a non-binding advisory vote regarding the frequency with which we will hold future advisory votes with respect to the compensation of our named executive officers. Although there is no voting standard under the Company’s bylaws directly applicable to this proposal, the option of “every three years,” “every two years” or “every year” that receives the highest number of votes cast will be considered the frequency that has been approved by the stockholders on an advisory basis. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to the advisory vote on executive compensation. Abstentions and broker non-votes will not be taken into account in determining the outcome of the advisory vote on the frequency of future executive compensation advisory votes. This vote is advisory and non-binding in nature, but our Compensation Committee will take into account the outcome of the vote when considering the frequency with which we will hold future executive compensation advisory votes.

Following the annual meeting, we will file a Form 8-K with the SEC disclosing the results of voting on each proposal as required by applicable rules.

Abstentions
A stockholder may abstain or withhold his or her vote (collectively, “abstentions”) with respect to each item submitted for stockholder approval. Abstentions will be counted as present for purposes of determining the existence of a quorum at the annual meeting. Abstentions will not affect the outcome of the election of directors (Proposal 1), the approval of the Amended and Restated 2014 Incentive Plan (Proposal 2), the ratification of the appointment of independent registered public accountants (Proposal 3), the non-binding advisory vote on executive compensation (Proposal 4) or the non-binding advisory vote on the frequency of future voting on executive compensation (Proposal 5).
Voting Shares Held in Street Name; Effect of Broker Non-Votes
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.

If you hold your shares in “street name” and do not direct your broker or other nominee as to how you want your shares to be voted in the election of directors (Proposal 1), the approval of the Amended and Restated 2014 Incentive Plan (Proposal 2) or the non-binding advisory votes on executive compensation (Proposals 4 and 5), your broker or other nominee is not permitted to vote those shares on your behalf (resulting in a “broker non-vote” for each proposal for which your broker or other nominee does not vote your shares). Accordingly, if you hold your shares in “street name,” it is critical that you complete and return the voting instruction card if you want your votes counted in the election of directors (Proposal 1), the approval of the Amended and Restated 2014 Incentive Plan (Proposal 2), the non-binding advisory vote on executive compensation (Proposal 4) and the non-binding advisory vote on the frequency of future voting on executive compensation (Proposal 5).

Broker non-votes are counted for general quorum purposes but are not entitled to vote with respect to any matter for which a broker does not have discretionary authority to vote. Broker non-votes will have no effect on the election of directors (Proposal 1), the approval of the Amended and Restated 2014 Incentive Plan (Proposal 2) or the non-binding advisory votes on executive compensation (Proposals 4 and 5). Because your broker or other nominee has discretion to vote any uninstructed shares on the ratification of the appointment of independent registered public accountants (Proposal 3), there should not be any broker non-votes with respect to this item.
Submission of Proxies
Please complete, sign, date and return the proxy card in the enclosed self-addressed, pre-paid envelope so that the common stock you own will be voted in accordance with your wishes. If you desire to revoke your proxy, you may do so either by attending the annual meeting in person or by delivering written notice of revocation so that it is received by the Company or its transfer agent, American Stock Transfer & Trust Company, LLC, on or before May 10, 2017. The address for American Stock Transfer & Trust Company, LLC is as follows:

American Stock Transfer & Trust Co., LLC
Operations Center
6201 15th Avenue
Brooklyn, New York 11219

Unless instructed to the contrary, the shares represented by the proxies will be voted “FOR” all of the listed nominees in Proposal 1, “FOR” Proposals 2, 3, and 4 and for “EVERY YEAR” on Proposal 5.

PROPOSAL 1
ELECTION OF CLASS III DIRECTORS
Board Structure
Our Certificate of Incorporation provides that the number of directors of the Company shall be fixed by resolution of the Board of Directors and divided into three classes. We currently have seven directors. Directors in each class are elected for three-year terms. The current term of the Class III directors expires at the 2017 annual meeting. The current Class I directors will serve until the 2018 annual meeting and until their successors have been elected and qualified. The current Class II directors will serve until the 2019 annual meeting and until their successors have been elected and qualified.

The Board of Directors has nominated David A. Dye and A. Robert Outlaw for election as Class III directors to serve a three-year term until the 2020 annual meeting of stockholders and until their successors have been elected and qualified. Upon their re-nomination as directors, each of Mr. Dye and Mr. Outlaw tendered an irrevocable contingent resignation letter pursuant to the Company’s Director Resignation Policy. If either of them fails to receive a majority of the votes cast affirmatively or negatively at the 2017 annual meeting, the Nominating and Corporate Governance Committee of the Board of Directors will recommend to the Board, and the Board will determine, whether to accept or reject the resignation tendered by such individual. Following the Board’s decision, the Company will file a Current Report on Form 8-K with the SEC in order to disclose the decision, the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.
Voting of Proxies
Unless a stockholder instructs otherwise on the enclosed proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the persons nominated by the Board of Directors. The Board of Directors anticipates that the nominees listed below will be able to serve, but if any of the nominees should be unable or unwilling to serve, the proxies will be voted for a substitute selected by the Board of Directors, or the Board of Directors may decide not to select an additional person as a director or to reduce the size of the Board.

Unless otherwise specified in the enclosed proxy card, it is intended that votes will be cast for the election of David A. Dye and A. Robert Outlaw as Class III directors. Proxies cannot be voted for a greater number of persons than the number of actual nominees so named. Vacancies that occur on the Board of Directors may be filled by remaining directors until the next election of directors for the class in which the vacancy occurred.

The Board of Directors recommends that the stockholders vote “FOR” each of the two Class III director nominees named above.
Information About the Nominees and Other Directors
The biographies of each of the nominees and our other directors below contain information regarding such person’s service as a director, business experience, director positions held currently or at any time during the last five years, certain familial relationships to any executive officers, if applicable, information regarding involvement in certain legal or administrative proceedings, if applicable, and, with respect to the nominees and the continuing directors, the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director. Each of the nominees currently serves as a director of the Company. The stock ownership with respect to each director and nominee for director is set forth in the table entitled “Security Ownership of Certain Beneficial Owners and Management.”

Class III Nominees for Election - Terms to Expire in 2020

David A. Dye, 47, has been a director since March 2002, was appointed as Chairman of the Board of Directors in May 2006, and was appointed as Chief Growth Officer in November 2015, having served as our Chief Financial Officer, Secretary and Treasurer from June 2010 until November 2015. Mr. Dye began his career with CPSI in May 1990 as a Financial Software Support Representative. From that time until June 1999, he worked for CPSI in various capacities, including as Manager of Financial Software Support, Director of Information Technology and then as CPSI’s Vice President supervising the areas of sales, marketing and information technology. Mr. Dye served as CPSI’s President and Chief Executive Officer from July 1999 until May 2006, at which time he was appointed Chairman of the Board. Since July 2006, Mr. Dye has served as a director of Bulow Biotech Prosthetics, a company headquartered in Nashville, Tennessee that operates prosthetic clinics in the Southeastern United States.

Mr. Dye has been employed by CPSI for more than 22 years in a number of positions and areas and has served in senior executive positions for over 15 years, including as Chief Executive Officer for seven years and Chief Financial Officer for over six years, providing him with extensive knowledge of CPSI’s operations.

A. Robert Outlaw, Jr., 62, was first elected as a director in February 2014. Mr. Outlaw began his career with Morrison, Inc., a cafeteria management company, where he worked in the Budget & Forecasting Department and the Treasurer’s Office until 1985. In 1985, Mr. Outlaw started Marshall Biscuit Company, which he owned and operated as Chief Executive Officer for 22 years until it was purchased by Lancaster Colony Inc. in 2007. Mr. Outlaw served on the board of directors of Morrison Management Specialists, Inc., formerly known as Morrison Health Care, Inc., from 1996 until it was acquired by the Compass Group in 2001 and ceased to be a public company. Since 2005, Mr. Outlaw has served as the Chief Executive Officer and part-owner of China Doll Rice and Beans, Inc.

Mr. Outlaw’s extensive experience as the Chief Executive Officer of various companies gives him a wide range of financial and executive management experience and skills, which adds valuable expertise and insight to the Board.

Class I Continuing Directors - Terms Expire in 2018

William R. Seifert, II, 68, was first elected as a director in February 2002. From 1994 through November 2006, Mr. Seifert served as Executive Vice President of AmSouth Bank. From the closing of the merger of AmSouth Bank and Regions Bank in November 2006 until June 2009, Mr. Seifert served as Executive Vice President of Regions Bank, which is a subsidiary of Regions Financial Corporation. He has held the position of Chairman of the South Alabama Advisory Board of Regions Bank since November 2006 and served as a consultant to Regions Bank from July 1, 2009 until he retired on December 31, 2013.

During Mr. Seifert’s forty-year career in banking and financial services, he has served in numerous leadership roles, including with Regions Bank and its predecessor banks. Mr. Seifert’s extensive leadership and banking expertise adds valuable insight to the Board.

W. Austin Mulherin, III, 51, was first elected as a director in February 2002. Since 1991, Mr. Mulherin has practiced law, handling a variety of litigation and business matters for public and private companies. He has been a partner in the law firm of Frazer, Greene, Upchurch & Baker, LLC since 1998.

Mr. Mulherin’s 26 years of experience as a practicing attorney, during which period he has advised a number of public companies on a variety of issues, provides a unique and valuable perspective to the Board. Additionally, Mr. Mulherin served on the board of directors of the predecessor company to CPSI (predating CPSI’s initial public offering in 2002) and has extensive knowledge of CPSI and its operations.

John C. Johnson, 66, has been a director since 2004. Mr. Johnson worked as a real estate appraiser for Courtney & Morris Appraisals, Inc. in Mobile, Alabama from September 2001 until his retirement in August 2012. From December 1994 to January 1998, Mr. Johnson served as the President and Chief Operating Officer of Coopersmith, Inc., a regional wholesale bakery located in Mobile, Alabama. After chairing the transition team for the sale of Coopersmith, Inc. to Earthgrains Company from January 1998 to May 1999, Mr. Johnson retired from the bakery industry and worked for a brief time as the Business Manager of Saint Ignatius Church. Mr. Johnson is currently a member of the South Alabama Advisory Board of Regions Bank, which is a subsidiary of Regions Financial Corporation.

The Board believes that Mr. Johnson’s skills and professional experiences in a variety of operational and leadership roles give him a wide range of knowledge on topics important to business and contribute greatly to the Board’s composition.

Class II Continuing Directors - Terms Expire in 2019

J. Boyd Douglas, 50, has served as CPSI’s President and Chief Executive Officer since May 2006. He was first elected as a director in March 2002. Mr. Douglas began his career with CPSI in August 1988 as a Financial Software Support Representative. From May 1990 until December 1994, Mr. Douglas served as Manager of Electronic Billing, and from December 1994 until July 1999, he held the position of Director of Programming Services. From July 1999 until May 2006, Mr. Douglas served as CPSI’s Executive Vice President and Chief Operating Officer.

Mr. Douglas has been employed by CPSI for more than 28 years in a number of positions and areas and has served in senior executive positions for over 17 years, providing him with intimate knowledge of CPSI’s operations and the healthcare industry.

Charles P. Huffman, 63, was first elected as a director at the 2004 annual meeting. From August 2007 until his retirement in November 2008, Mr. Huffman served as Executive Vice President and Chief Financial Officer of EnergySouth, Inc., a public company specializing in natural gas distribution and storage. From 1998 to 2001, Mr. Huffman served as the Senior Vice President, Chief Financial Officer and Treasurer of EnergySouth, Inc., and from 2001 to July 2007, Mr. Huffman served as the Senior Vice President and Chief Financial Officer of EnergySouth, Inc.

Mr. Huffman brings more than 29 years of experience as an officer of a public company, EnergySouth, Inc., including serving as the principal financial and accounting officer, which gives him a wide range of accounting, financial, capital markets and executive management experience that contributes greatly to the composition of the Board.

CORPORATE GOVERNANCE AND BOARD MATTERS
Governance Guidelines and Codes of Ethics
We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. The Board of Directors has adopted Corporate Governance Guidelines that set forth the fundamental corporate governance principles of the Company in order to demonstrate the Board’s accountability and its desire to achieve superior business results. We have adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers (including our Chief Executive Officer and senior financial officers) and employees. We have also adopted a separate Code of Ethics with additional guidelines and responsibilities applicable to our Chief Executive Officer and senior financial officers, known as the Code of Ethics for CEO and Senior Financial Officers. Copies of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and the Code of Ethics for CEO and Senior Financial Officers are available on our website at http://investors.cpsi.com under “Corporate Governance.”
Director Independence
Nasdaq listing standards require that the Company have a majority of independent directors. Accordingly, because our Board of Directors currently has seven members, Nasdaq requires that four or more of the directors be independent. Nasdaq’s listing standards provide that no director will qualify as “independent” for these purposes unless the Board of Directors affirmatively determines that the director has no relationship with the Company that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Additionally, the listing standards set forth a list of relationships that would preclude a finding of independence.

The Board affirmatively determines the independence of each director and nominee for election as a director. The Board makes this determination annually. In accordance with Nasdaq’s listing standards, we do not consider a director to be independent unless the Board determines (i) that no relationship exists that would preclude a finding of independence under Nasdaq listing rules and (ii) that the director has no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that would interfere with the exercise of the director’s independent judgment in carrying out his responsibilities as a director. Members of the audit, compensation and nominating and corporate governance committees must also meet applicable independence tests of Nasdaq and the SEC.

At a meeting held on February 6, 2017, the Board of Directors reviewed a summary of directors’ responses to a questionnaire asking about their relationships with the Company, as well as material provided by management related to transactions, relationships or arrangements between the Company and the directors and parties related to the directors. After deliberation, the Board determined that all five of the non-employee directors listed below are independent, and that all of the members of the audit, compensation and nominating and corporate governance committees also satisfy the independence tests referenced above.

The following table describes the categories or types of transactions, relationships or arrangements considered by the Board in reaching its determination that the following directors are independent:

Name	Independent	Transactions/Relationships/Arrangements Considered
Charles P. Huffman	Yes	None
John C. Johnson	Yes
For several years, CPSI has paid fees to Regions Bank for cash management services, and Mr. Johnson serves as a member of an advisory board of Regions Bank. The annual fees paid by CPSI have been less than 1% of the annual revenues of Regions Bank. As of January 8, 2016, Regions Bank, along with other lenders, provided CPSI with a $125 million term loan facility and a $50 million revolving credit facility. Mr. Johnson has no interest in the fees paid by CPSI to Regions Bank in connection with these relationships.

W. Austin Mulherin, III	Yes
Mr. Mulherin is a partner in a law firm that performs certain legal services for CPSI. With respect to each of the most recent three completed fiscal years, total payments by CPSI to the law firm have been significantly less than $120,000, which is also significantly less than 5% of the law firm’s annual revenues. Effective August 1, 2011, the law firm also serves as escrow agent for a copy of the software licensed by CPSI to third parties, for which the firm receives a nominal amount of consideration.

Mr. Mulherin’s brother-in-law, Matt Cole, is employed by CPSI as a sales manager. Mr. Cole is not an officer of CPSI.

William R. Seifert, II	Yes
For several years, CPSI has paid fees to Regions Bank for cash management services, and Mr. Seifert serves as chairman of an advisory board of Regions Bank. The annual fees paid by CPSI have been less than 1% of the annual revenues of Regions Bank. As of January 8, 2016, Regions Bank, along with other lenders, provided CPSI with a $125 million term loan facility and a $50 million revolving credit facility. Mr. Seifert has no interest in the fees paid by CPSI to Regions Bank in connection with these relationships.

A. Robert Outlaw, Jr.	Yes	None
Company Leadership Structure
The business of the Company is managed under the direction of the Board of Directors, which is elected by our stockholders. The basic responsibility of the Board is to lead CPSI by exercising its business judgment to act in what each director reasonably believes to be the best interests of CPSI and its stockholders. Leadership is important to facilitate the Board acting effectively as a working group so that CPSI and its performance may benefit. The role of the Chairman includes providing continuous feedback on the direction, performance and strategy of CPSI, presiding as Chair of Board meetings, setting the Board’s agenda with management, leading the Board in anticipating and responding to opportunities and challenges faced by CPSI, and, to the extent the Chairman is independent under applicable Nasdaq listing rules, presiding as Chair of executive sessions of the independent members of the Board.

The Board does not have a policy requiring the separation or combination of the CEO and Chairman roles, but these positions have been separated since CPSI’s initial public offering in 2002. However, our Chairman of the Board is not independent and is our Chief Growth Officer, a position to which he was appointed in November 2015, and he served as our Chief Financial Officer from June 2010 until November 2015. We have determined that this current structure is the most appropriate and effective Board leadership structure for the Company at this time based upon a number of factors, including the experience of the applicable individuals, the current business environment, the specific needs of the business and what is in the best interests of the Company’s stockholders. However, the Board may reconsider the Company’s leadership structure from time to time in the future based on considerations at that time.

The Company does not have a lead independent director. Given the size of the Board, the Board believes that the presence of five independent directors out of the seven directors on the Board, which independent directors sit on the Board’s committees, is sufficient independent oversight of the Chief Executive Officer and the Chairman of the Board. The independent directors work well together in the current board structure, and the Board does not believe that selecting a lead independent director would add significant benefits to the Board’s oversight role.

Risk Oversight
Our management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. The Board has delegated to certain committees oversight responsibility for those risks that are directly related to their areas of focus.

The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management, including our major financial risk exposures, and oversees the steps management has taken to monitor and control those exposures. The Compensation Committee considers risk issues when establishing and administering our compensation program for executive officers and other key personnel. The Nominating and Corporate Governance Committee oversees matters relating to the composition and organization of the Board and advises the Board how its effectiveness can be improved by changes in its composition and organization.

The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board or committee. We believe that our leadership structure also enhances the Board’s risk oversight function since our Chairman regularly discusses with management the material risks facing the Company. The Chairman is also expected to report candidly to his fellow directors on his assessment of the material risks we face, based upon the information he receives from management.
Board Structure and Committees
Our Board of Directors is divided into three classes, with one class of directors being elected at each annual meeting of stockholders. Each director serves for a term of three years and until his successor is elected and qualified. The Board of Directors oversees the business and affairs of the Company and monitors the performance of its management. Although the Board of Directors is not involved in the Company’s day-to-day operations, the directors keep themselves informed about the Company through meetings of the Board, reports from management and discussions with the Company’s executive officers. Directors also communicate with the Company’s outside advisors, as necessary. The Board of Directors met five times in 2016.

During 2016, the Company had three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board may from time to time form other committees as circumstances warrant. Such committees will have the authority and responsibility as delegated by the Board.

Only members of the Board of Directors can be members of a committee, and each committee is required to report its actions to the full Board of Directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operates under a written charter adopted by the Board. Charters for each of these three committees are available on the Company’s website at http://investors.cpsi.com under “Corporate Governance.”

None of the incumbent directors attended less than 75% of the aggregate of (a) the total number of meetings held in 2016 of the Board of Directors and (b) the total number of meetings held in 2016 of all committees of the Board of Directors on which he served. Absent extenuating circumstances, directors are expected to attend annual meetings of the Company’s stockholders. All of our incumbent directors attended the 2016 annual meeting of stockholders.

The following describes the functions and sets forth the current membership of each committee of the Board of Directors. The number of meetings that each committee held in 2016 is also listed.

Audit Committee

The current members of the Audit Committee are Charles P. Huffman (Chairman), William R. Seifert, II and A. Robert Outlaw, Jr. The Board of Directors has determined that each of the directors who served on the Audit Committee during 2016 qualifies as independent under applicable Nasdaq listing standards and satisfies the heightened independence standards under SEC rules. Furthermore, in accordance with SEC rules, the Board has determined that Charles P. Huffman qualifies as an “audit committee financial expert” as defined by the applicable SEC rules. The Audit Committee met six times during 2016.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: the financial reports and other financial information provided by the Company to its stockholders and others; the Company’s financial policies and procedures; the Company’s system of internal controls; and the

Company’s auditing, accounting and financial reporting processes. The Audit Committee is directly responsible for appointing and overseeing the independent auditor of the Company. The Report of the Audit Committee appears on page 35 of this proxy statement.
Compensation Committee
The current members of the Compensation Committee are William R. Seifert, II (Chairman), John C. Johnson and A. Robert Outlaw, Jr. The Board of Directors has determined that each of the directors who served on the Compensation Committee during 2016 qualifies as independent under applicable Nasdaq listing standards and satisfies the heightened independence criteria applicable to compensation committee members under Nasdaq listing rules. The Compensation Committee met four times during 2016.

The Compensation Committee is authorized to approve and recommend to the Board of Directors the compensation to be paid to officers, directors and committee members of the Company. Executive compensation may include, but is not limited to, salaries, performance-based bonuses, and time-based and performance-based equity awards, other annual compensation and any combination thereof as the Compensation Committee deems appropriate in light of the performance of the Company. The Compensation Committee Report appears on page 22 of this proxy statement.

Additionally, the Compensation Committee has reviewed CPSI’s compensation programs, plans and practices for all of its employees as they relate to risk management and risk-taking initiatives to ascertain if they serve to incent risks which are “reasonably likely to have a material adverse effect” on CPSI. As a result of this process, the Compensation Committee concluded and informed the Board of Directors that any risks arising from these programs, plans and practices are not reasonably likely to have a material adverse effect on the Company.
Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are John C. Johnson (Chairman) and Charles P. Huffman. The Board of Directors has determined that each of the directors who served on the Nominating and Corporate Governance Committee during 2016 qualifies as independent under applicable Nasdaq listing standards. The Nominating and Corporate Governance Committee met twice during 2016.

The purposes of the Nominating and Corporate Governance Committee are to (a) identify individuals qualified to become members of the Board and to recommend director nominees to the Board for election by the stockholders, (b) monitor, oversee and evaluate the corporate governance principles applicable to the Company and (c) oversee the evaluation of the Board and management.
Consideration of Director Nominees
Criteria and Diversity
Criteria that will be used by the Nominating and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of “independence” required by the Nasdaq listing standards, as well as skills, occupation and experience in the context of the needs of the Board. The Company’s Corporate Governance Guidelines also set forth certain factors that should be considered by the Nominating and Corporate Governance Committee in recommending a nominee to the Board, including relevant experience, intelligence, independence, commitment, integrity, diligence, conflicts of interest, age, compatibility with the Company’s management team and culture, prominence, understanding of the Company’s business, the ability to act in the interests of all stockholders and other factors deemed relevant. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Although neither the Board nor the Nominating and Corporate Governance Committee has a policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board includes members with diverse backgrounds and experiences. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment and commitment to CPSI’s success. For a discussion of the individual experiences and qualifications of our Board members, please refer to the section entitled, “Proposal 1: Election of Class III Directors” in this proxy statement.

Process for Identifying and Evaluating Nominees for Director

The process that will be followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates will include requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Director Nominees Proposed by Stockholders

The Nominating and Corporate Governance Committee will consider stockholder-recommended director candidates for inclusion in the slate of nominees that the Board recommends to the stockholders for election. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the selection criteria described above. The Nominating and Corporate Governance Committee will not assign specific weights to its various criteria and no particular criterion is necessarily applicable to all prospective nominees.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals to be considered as potential director candidates by submitting the following information to the “Nominating and Corporate Governance Committee of Computer Programs and Systems, Inc.,” c/o Corporate Secretary, 6600 Wall Street, Mobile, Alabama 36695:

•	The name of the recommended person;

•
All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	The written consent of the recommended person to being named in the proxy statement as a nominee and to serve as a director if elected;

•
As to the stockholder making the recommendation, the name and address of such stockholder, as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects his or her beneficial ownership of the Company’s common stock; and

•	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In addition to submitting nominations in advance to the Nominating and Corporate Governance Committee for consideration, a stockholder also may nominate persons for election to the Board of Directors in person at a stockholders meeting. Section 2.2 of the Company’s Bylaws provides for procedures pursuant to which stockholders may nominate a candidate for election as a director of the Company. To provide timely notice of a director nomination at a meeting of stockholders, the stockholder’s notice must be received by the Secretary at the principal executive offices of the Company, 6600 Wall Street, Mobile, Alabama 36695: (1) with respect to any annual meeting, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; (2) if the date of the applicable annual meeting is convened more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company; or (3) with respect to any special stockholders meeting called by the Board for election of directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder’s notice must contain the information specified in Section 2.2 of the Bylaws with respect to the nominee for director and the nominating stockholder. The chairperson of the meeting shall have the power to determine and declare to the meeting whether or not a nomination was made in accordance with the procedures set forth in our Bylaws and, if the chairman determines that a nomination is not in accordance with the procedures set forth in the Bylaws, to declare to the meeting that the defective nomination will be disregarded.

You may find the Company’s Bylaws by going to the Company’s website at http://investors.cpsi.com under “Corporate Governance.” Printed copies of the Bylaws may also be obtained at no charge by writing to the Corporate Secretary at 6600 Wall Street, Mobile, Alabama 36695.
Stockholder Communications with the Board
The Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond as the Board deems appropriate. Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairman of the Nominating and Corporate Governance Committee
of Computer Programs and Systems, Inc.
c/o Corporate Secretary
6600 Wall Street
Mobile, Alabama 36695

All communications to the Board will be relayed to the Chairman of the Nominating and Corporate Governance Committee without being screened by management. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will be primarily responsible for monitoring communications from stockholders and will provide copies or summaries of such communications to the other directors as he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know.
Executive Sessions
Executive sessions of the independent directors of the Board of Directors are to be held at least two times a year and otherwise as needed. These sessions are chaired by an independent director selected by a majority of the independent directors.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee, which establishes the compensation of the executive officers of CPSI, during 2016 was comprised of Messrs. Seifert, Johnson and Outlaw. During 2016, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as a director of the Company.
Stock Ownership Guidelines for Non-Employee Directors
CPSI has always encouraged directors to have a financial stake in the Company, and the directors have generally owned shares of our common stock, but until 2012 the Company did not have any specified level of share ownership for individual directors. On January 23, 2012, however, the Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, amended CPSI’s Corporate Governance Guidelines in order to implement a formal stock ownership guideline for non-employee directors. Under the original guideline, each non‑employee director was required to acquire and beneficially own shares of CPSI common stock with a value equal to at least three times the director’s annual retainer. Current non-employee directors have until the later to occur of January 23, 2017 and five years from the date of such director’s initial election to the Board to satisfy this original guideline. On March 18, 2016, the Board, at the recommendation of the Compensation Committee, amended the Corporate Governance Guidelines in order to increase the ownership requirement such that each non-employee director is required to acquire and beneficially own shares of CPSI common stock with a value equal to at least four times the director’s annual retainer. Current non-employee directors have until March 18, 2021 to satisfy this guideline, while any new non-employee director has five years from the date of his or her election or appointment to the Board to satisfy this guideline.

The minimum number of shares to be held by a director will be calculated on the first trading day of each calendar year (a “Determination Date”) based on the fair market value of such shares. Any subsequent change in the value of the shares will not affect the amount of stock directors should hold during that year. For purposes of meeting the ownership guidelines, the following categories of stock are counted: (i) shares owned directly, (ii) shares owned indirectly (e.g., by a spouse, minor children or a trust), and (iii) time-vesting restricted stock. However, unexercised stock options and unearned performance shares, if any, are not counted toward meeting the guideline. Also, any shares that are subject to hedging, monetization or pledging transactions are not counted toward meeting the ownership guideline. If the number of shares that a director should own is increased as a result of an increase in the amount of such director’s annual retainer, the director will have five years from the effective date of the increase to attain the increased level of ownership. If the number of shares that a director should own as of a Determination Date is increased as a result of a decrease in the Company’s stock price, the director will have until the later of three years from such Determination Date and the date by which such director was otherwise required to comply with the ownership guidelines, to attain the increased level of ownership.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis (CD&A) provides information about the material components of our executive compensation programs for our Named Executive Officers (who we refer to as our “named executives”), whose compensation is set forth in the 2016 Summary Compensation Table and other compensation tables contained in this proxy statement:

•	J. Boyd Douglas, President and CEO

•	Matt J. Chambless, Chief Financial Officer, Secretary and Treasurer

•	David A. Dye, Executive Chairman and Chief Growth Officer

•	Christopher L. Fowler, Chief Operating Officer (CPSI) and President (TruBridge)

•	Troy D. Rosser, Senior Vice President - Sales

•	Chris Bauleke, Former Chief Executive Officer of Healthland Holding Inc.

Our compensation program is designed to motivate and retain our executive officers, to align their financial interests with those of our stockholders, and to reward Company performance and/or behavior that enhances stockholder returns. This CD&A explains how the Compensation Committee of the Board of Directors made compensation decisions in 2016 and in early 2017 for our named executives.
Compensation Philosophy and Objectives
Our policy with respect to the compensation of executive officers is linked to our historical method for identifying and selecting executive officers to manage the Company. Generally, we have sought to identify and promote talented individuals from within the Company to become our executive officers. Specifically, those individuals hired by us who have demonstrated over time the greatest ability to successfully develop, market and manage our products and services, who have developed a comprehensive understanding of our operations and finances from the ground up, and who have exhibited strong management skills have been promoted by the Board of Directors to the executive officer ranks. We feel that this method of selecting executive officers offers us the best chances of continuing to grow our business and of generating long-term returns for our stockholders. Our compensation philosophy is consistent with, and attempts to further, our belief that the caliber and motivation of our executive officers, and their leadership, are critical to our success.

The primary goal of our compensation program is to align the interests of our executives with those of our stockholders. Rewarding the achievement of established performance goals has the objective of increasing long-term stockholder value. In order to attract and retain the highest quality executive talent, we target a total direct compensation package (consisting of base salary, annual cash incentive and annual long-term equity incentive awards) to align with the 50th percentile of the competitive market.

The principal components of compensation for our named executives include:

•
Base Salary: Fixed compensation designed to attract and retain leadership talent. Additionally, of the named executives identified in the Summary Compensation Table on page 23 of this proxy statement, the base salary of Troy D. Rosser consists in part of commissions, which are based on the amount of profit generated by the Company from its sales of software systems and hardware and the amount of revenues generated from its sales of business management, consulting and managed IT services.

•	Annual Cash Incentive Compensation: Variable compensation intended to provide our executives with a financial incentive to achieve critical short-term performance objectives.

•	Long-Term Incentives: Variable compensation designed to align a portion of executive compensation to the Company’s longer-term operational performance as well as share price growth.

The Board of Directors adopted on January 27, 2014, and the stockholders of the Company approved at the 2014 annual meeting, the Computer Programs and Systems, Inc. 2014 Incentive Plan (the “2014 Incentive Plan”). The 2014 Incentive Plan is an omnibus incentive plan under which the Compensation Committee is able to grant time- and performance-based equity awards and performance-based cash incentive awards. The Compensation Committee has made annual grants of performance share awards and performance-based annual cash bonus awards under the 2014 Incentive Plan in order to further link executive compensation with the performance of the Company. Additionally, the Compensation Committee has granted time-based restricted stock awards, which have been made annually in order to provide management with an equity interest in the Company and which we believe help to motivate them and align their financial interests with those of our stockholders.

We believe that our compensation program has been successful in retaining executive talent, in that all of the current named executives except one have been employed by the Company for at least 16 years, and that it is important to continue to create incentives to ensure the retention of those executives and other employees who are critical to the success of our business.
Oversight of Executive Compensation
Our Compensation Committee is responsible for establishing, overseeing and reviewing executive compensation policies as well as validating and benchmarking the compensation and benefits provided to our named executive officers. Our Compensation Committee is currently comprised solely of independent directors and has oversight of the executive compensation program.
Role of Executive Officers in Compensation Decisions
Our Chief Executive Officer and Chief Financial Officer make recommendations to the Compensation Committee regarding base salaries, commission arrangements, bonuses and equity compensation grants for the remainder of our executives. Neither the Chief Executive Officer nor the Chief Financial Officer is involved in determining his own compensation. The Compensation Committee has discretion to approve, disapprove or modify recommendations made by these executives.
Role of Compensation Consultant
In 2016, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”), to serve as the Committee’s independent compensation consultant. FW Cook was engaged by the Committee to review, assess and provide recommendations with respect to certain aspects of the Company’s compensation program for executive officers and directors. In this role, FW Cook renders services specifically requested by the Compensation Committee, which has included examining the overall pay mix for our executives, conducting a competitive assessment of our executive compensation program and making recommendations to and advising the Compensation Committee on compensation design and levels. In this regard, FW Cook provides advice to the Compensation Committee on structuring annual and long-term incentive arrangements for executives. In addition, FW Cook provides advice to the Compensation Committee on the compensation elements and levels for non-employee directors. CPSI did not engage FW Cook for any projects other than those directed by the Compensation Committee, which were limited to engagements involving the compensation of executives and directors, and FW Cook has not performed any other services for CPSI. The Compensation Committee assessed FW Cook’s independence based on various factors and has determined that FW Cook’s engagement and the services provided by FW Cook to the Compensation Committee did not raise any conflict of interest.
Consideration of Prior Shareholder Advisory Vote on Executive Compensation
We provide our stockholders with the opportunity annually to vote to approve, on an advisory basis, the compensation of our named executives (often referred to as a “say-on-pay” vote). Although the “say-on-pay” vote is advisory and non-binding, the Compensation Committee considers the outcome of the vote as part of its executive compensation planning process. At each of the 2014, 2015 and 2016 annual meetings of stockholders, over 95% of the votes cast on the “say-on-pay” proposal were voted in favor of the compensation of CPSI’s named executive officers as disclosed in the proxy statement for such meeting. Our Compensation Committee considered this high level of stockholder support when determining the compensation for 2016 and 2017, and decided not to make any significant changes to the structure of our compensation program. The Committee concluded that the Company’s compensation program should continue to emphasize the performance, alignment and retention objectives described herein.

Peer Group and Benchmarking
The Compensation Committee reviews competitive data for comparable executive positions in the market. External market data is used by the Compensation Committee as a point of reference in its executive pay decisions in conjunction with financial and individual performance data. In considering the competitive environment, the Committee reviews compensation information disclosed by a peer group of comparatively sized companies with which we compete for business and executive talent and information derived from published survey data that compares the elements of each executive officer’s target total direct compensation to the market information for executives with similar roles. The Committee’s independent compensation consultant compiles this information for the Committee and size-adjusts the published survey data to reflect our asset size in relation to the survey participants to more accurately reflect the scope of responsibility for each executive officer.

The Compensation Committee’s current compensation consultant, FW Cook, worked with the Committee in late 2015 to develop a peer group of public companies of similar size and in the same or a similar industry for purposes of executive compensation pay benchmarking. The companies were selected because they provide services in the health care technology, application software, research and consulting, and other healthcare-related industries and had approximately one-third to three times the pro forma revenues of CPSI for the trailing twelve months. Pro forma revenue of $300 million was used for CPSI for this time period, taking into account the additional revenue that was expected to be provided by CPSI’s acquisition of Healthland Holding Inc. and its affiliates (“HHI”). The median revenue of the peer group for the trailing twelve months was approximately $256 million. In calculating CPSI’s revenues, FW Cook believed it was appropriate to take into account CPSI’s acquisition of HHI in order to compare CPSI’s compensation practices against the larger, more complicated businesses that will more closely resemble the combined company in the future. The peer group used by the Compensation Committee for 2016 pay actions is shown in the following table:

Company Name	Ticker
R1 RCM Inc. (formerly Accretive Health, Inc.)	ACHI
American Software, Inc.	AMSWA
athenahealth, Inc.	ATHN
Blackbaud Inc.	BLKB
Ebix Inc.	EBIX
Guidance Software, Inc.	GUID
Healthstream Inc.	HSTM
HMS Holdings Corp.	HMSY
Jive Software, Inc.	JIVE
MedAssets, Inc.	No longer publicly traded
Medidata Solutions, Inc.	MDSO
Omnicell, Inc.	OMCL
PROS Holdings, Inc.	PRO
Quality Systems Inc.	QSII
RCM Technologies Inc.	RCMT
Tyler Technologies, Inc.	TYL
Vocera Communications, Inc.	VCRA

For purposes of continued compensation benchmarking and evaluation of 2017 pay actions, two companies were removed from the peer group: (1) athenahealth, Inc. was removed because the company’s revenue size became too large for continued inclusion in the peer group and (2) MedAssets, Inc. ceased trading as a public company.
Competitive Market Assessment of Executive Compensation Program
The Compensation Committee engaged FW Cook to conduct a competitive market assessment of our executive officer compensation program which was presented to the Compensation Committee in January 2016. The competitive market assessment included an analysis of pay data, including base salary, short-term incentives, long-term incentives and total compensation values, for CPSI executives compared to executives in similar positions with the peer group companies listed above, as well as compensation survey data for companies of similar size and industry background.

The Compensation Committee determined the appropriate levels of compensation for each executive after considering the competitive market assessment and a number of other factors, including an assessment of each individual’s performance, experience and expertise related to his or her responsibilities, CPSI’s operating and financial results, and recommendations and advice from FW Cook.

Elements Used to Achieve Compensation Objectives
For 2016, the Compensation Committee reviewed competitive market data provided by FW Cook to assess the competitiveness of our compensation program for our executive officers, including the named executives. In response to this analysis and assessment, the Compensation Committee focused on increasing the target incentive compensation opportunity for executives and making the compensation program more performance-based in order to, among other things, more effectively align the interests of executives with those of the stockholders and bring the compensation program more in line with the Company’s peers.

We do not have a formal policy or target for allocating compensation between long-term and short-term compensation or between cash and equity compensation, although the Compensation Committee believes in the importance of and increased focus on performance-based compensation. The Compensation Committee will continue to determine what it believes to be the appropriate level and mix of the various compensation components based on recommendations from management and its compensation consultant, if applicable, Company performance and individual performance.

Base Salaries. Each named executive’s base salary is determined principally by the responsibilities required by the executive’s position, as well as the executive’s length of service in a position and at our Company, and also takes into account the amount of other elements of compensation. The amount of any future increase or decrease in base salary will be considered based on the above mentioned factors, including the Company’s financial performance and, in the discretion of the Compensation Committee, the compensation paid by our competitors and/or other comparable-sized companies.

Sales Commissions. One of our current named executives - Troy D. Rosser - was compensated in 2016 in part through the payment of commissions. The amount of commissions earned by Mr. Rosser is included in the Salary column of the Summary Compensation Table on page 23 of this proxy statement.

Mr. Rosser, Senior Vice President-Sales, is responsible for overseeing all of the Company’s sales and marketing efforts. As the Company’s second highest ranking officer with a direct responsibility for sales, Mr. Rosser has received each year since 2006 a commission, payable monthly, equal to 1.0% of CPSI’s gross profit from sales of software systems and hardware and provision of services to new customers that are invoiced during the first year after the date of installation. Such commission rate would increase to 1.5% on gross profit exceeding $29,300,000. Mr. Rosser has also received since 2006 a commission, payable monthly, equal to 0.5% of CPSI’s gross profit from sales of software systems and hardware and provision of services to existing customers. Commissions from sales of software and hardware become payable at the time of completion of the installation of the applicable hardware and/or software. Commissions from sales of business management, consulting and managed IT services become payable at the time that the Company recognizes revenue from such sales under GAAP. Other than for the potential increase in commission rate (from 1.0% to 1.5%) on gross profit from sales of software and hardware to new customers, there are no threshold, target or maximum amounts or quotas established for the calculation of commissions due to Mr. Rosser.

In the event that a customer defaults on payment for software, hardware or business management services, all commissions paid to Mr. Rosser on the defaulted accounts are deducted from future commissions. In the event that partial payment from a customer is received, commissions are deducted pro rata based on the amount of the payment received. Other than in the event of an executive’s death, the Company discontinues all commission payments upon termination of the executive’s employment with the Company.

The Compensation Committee approved the specific sales metrics for these executives based on input from the Chief Executive Officer and the estimated amount of total compensation that would be payable based on historical sales information. The commissions are designed to reward the executive for Company performance directly related to sales activities. As previously described, there are no threshold, target or maximum amounts or quotas established for the calculation of commissions due to Mr. Rosser.
Annual Performance-Based Cash Bonuses. In order to further align the interests of the executives with those of the stockholders, the Compensation Committee granted at its March 14, 2016 meeting performance-based cash bonus awards pursuant to the 2014 Incentive Plan to each executive officer of the Company, other than executive officers earning commission-based compensation and Mr. Bauleke. Each eligible named executive officer was granted a target incentive amount (in dollars and as a percentage of base salary), with the actual incentive earned to be calculated based on a comparison of the Company’s Adjusted EBITDA (as hereinafter defined) in 2016 versus the Company’s target Adjusted EBIDTA for 2016 (“Target Adjusted EBITDA”). “Adjusted EBITDA” is a non-GAAP financial measure and is expected to consist of GAAP net income as reported, adjusted for: (i) deferred revenue and other adjustments arising from purchase price allocation adjustments related to the CPSI’s acquisition of HHI; (ii) depreciation and amortization; (iii) stock-based compensation expense (including any adjustments for excess or deficient tax benefits); (iv) non-recurring expenses and transaction-related costs; (v) interest expense and other, net; and (vi) the provision for income taxes, net of the cash benefits derived from the utilization of net operating loss carryforwards acquired in CPSI’s acquisition of HHI. The Compensation Committee believes that Adjusted EBITDA is an appropriate metric for evaluating the overall financial performance of the Company.

Under the terms of the performance-based cash bonus awards granted in 2016, the eligible named executives were entitled to:

▪	50% of their target cash bonus award if the Company’s Adjusted EBITDA in 2016 was 80% of Target Adjusted EBITDA (the threshold award);

▪	100% of their target cash bonus award if the Company’s Adjusted EBITDA in 2016 was 95% of Target Adjusted EBITDA (the target award); and

▪	150% of their target cash bonus award if the Company’s Adjusted EBITDA in 2016 was 110% or more of Target Adjusted EBITDA (the maximum award).

The Company interpolates between the threshold, target and maximum award amounts.
Actual Results
In 2016, the Company achieved 54.32% of Target Adjusted EBITDA, an amount below the threshold performance level, resulting in the eligible named executives receiving 0% of their target award amounts under the terms of the 2016 performance-based cash bonus awards. The individual target cash bonus amounts, including as a percentage of salary, for the named executives who received performance-based cash bonus awards for 2016, and the amount earned and paid based on the level of achievement of Adjusted EBITDA, were as follows:

	Target Cash Bonus as a % of Salary	Target Cash Bonus Amount	Actual Cash Bonus Paid
J. Boyd Douglas	48%	$302,400	$—
Matt Chambless	48%	$156,000	$—
David A. Dye	48%	$204,000	$—
Christopher L. Fowler	48%	$240,000	$—
Long-Term Incentive Awards. We have made long-term grants of equity compensation to executive officers in order to align their interests and compensation with the long-term interests of stockholders and provide an incentive for them to maintain their relationship with the Company. Beginning in 2014, in order to further link compensation to Company performance, the Compensation Committee began granting both time-based restricted stock and performance share awards. The Committee considers many factors in determining the appropriate mix of long-term incentive equity awards in order to retain, incentivize and appropriately reward executives for the creation of value for stockholders. For 2016, the Committee granted 50% of the annual long-term incentive award in the form of time-based restricted stock and 50% of the annual long-term incentive award in the form of performance share awards.

Time-Based Restricted Stock

At its March 14, 2016 meeting, the Compensation Committee granted time-based restricted stock awards to all of the current executive officers of the Company, including our named executive officers, under the 2014 Incentive Plan, with one-third of the shares vesting on each one-year anniversary of the date of grant, commencing on March 14, 2017. The size of the restricted stock awards granted to the executives has been based on the subjective determination of the Compensation Committee, which considers each executive’s importance to and tenure with the Company and level of responsibility.

In order to vest, the executive must remain employed by us as an executive on each vesting date. The individual grants of time-based restricted stock for the named executives were as follows:

	Target Cash Bonus Amount	Target Cash Bonus Amount
J. Boyd Douglas	$400,000	7,513
Matt Chambless	$300,000	5,635
David A. Dye	$400,000	7,513
Christopher L. Fowler	$400,000	7,513
Troy D. Rosser	$225,000	4,226

Performance Share Awards

The Compensation Committee also granted at its March 14, 2016 meeting performance share awards pursuant to the 2014 Incentive Plan to each executive officer of the Company, including our named executive officers but excluding Mr. Bauleke. Each eligible named executive officer was granted a target number of performance shares, with the actual number of performance shares earned and to be issued based on a comparison of the Company’s non-GAAP earnings per share (“Adjusted EPS”) in 2016 versus the Company’s target Adjusted EPS for 2016 (“Target Adjusted EPS”). “Non-GAAP” earnings per share” is a non-GAAP financial measure and consists of GAAP net income as reported, adjusted for the after-tax effects of (i) acquisition-related amortization; (ii) stock-based compensation expense (including any adjustments for excess or deficient tax benefits); (iii) non-recurring expenses and transaction-related costs; and (iv) non-cash charges to interest expense and other, divided by weighted shares outstanding (diluted) in the applicable period. The Compensation Committee believes that Adjusted EPS is an appropriate metric for aligning executive pay with Company performance.

Under the terms of the performance share awards granted in 2016, the eligible named executives were entitled to:

▪	50% of their target share award if the Company’s Adjusted EPS in 2016 was 80% of Target Adjusted EPS (the threshold award);

▪	100% of their target share award if the Company’s Adjusted EPS in 2016 was 95% of Target Adjusted EPS (the target award); and

▪	150% of their target share award if the Company’s Adjusted EPS in 2016 was 110% or more of Target Adjusted EPS (the maximum award).

The Company interpolates between the threshold, target and maximum award amounts. The actual performance shares earned by the named executives, if any, are issued as shares of restricted stock following the certification by the Compensation Committee of the Company’s achievement of the performance goal set forth above. Such shares of restricted stock are subject to time-based vesting, with one-third of the shares vesting on each one-year anniversary of the certification. In order to vest, the executive is required to remain employed by us as an executive on each vesting date.

Actual Results

In 2016, the Company achieved 47.84% of Target Adjusted EPS, an amount below the threshold performance level, resulting in the eligible named executives receiving 0% of their target award amounts under the terms of the 2016 performance share awards. The individual target number of performance shares, including the dollar value of such target number, for the named executive officers who received performance share awards for 2016 and the number of shares earned based on the level of achievement of EPS growth, were as follows:

	Dollar Value of Target Award	Target Number of Performance Shares	Actual Performance Shares Earned
J. Boyd Douglas	$400,000	7,513	—
Matt Chambless	$300,000	5,635	—
David A. Dye	$400,000	7,513	—
Christopher L. Fowler	$400,000	7,513	—
Troy D. Rosser	$225,000	4,226	—
Equity Grant Practices
As discussed above, the Compensation Committee intends to continue to make regular grants of equity that incentivize performance and have retentive effect. In 2017, the Compensation Committee will continue to structure the equity awards to the Company’s executive officers, including the named executives, so that approximately 50% of the equity is time-based restricted stock and approximately 50% is performance share awards (at the target level of performance). All such awards will be made under the 2014 Incentive Plan, which was approved by the stockholders in 2014. To support the Company’s practice of granting equity to incentivize performance, the Board has approved an amendment to the 2014 Incentive Plan to increase the number of shares available for grant, and has recommended the amendment for approval by the stockholders at the 2017 Annual Meeting. See “Proposal 2 - Approval of the Computer Programs and Systems, Inc. Amended and Restated 2014 Incentive Plan” included herein.

To date, our practice in granting equity has been to determine the dollar amount of equity compensation that we want to provide the executives and then to grant a number of shares of time-based restricted stock or the target number of performance-based shares, as applicable, that has a fair market value equal to that amount on the date of grant. We determine the fair market value based on the closing price of our stock on the Nasdaq Stock Market on the date of grant. We do not select grant dates based upon the public release of material information about the Company, and the proximity of the grant date of any award to the date on which we announce such information is coincidental.
Employment, Severance and Change-in-Control Arrangements
Our current named executives do not have employment, severance or change-in-control agreements. Our named executives serve at the will of the Board, which enables the Company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the Company’s employment and compensation philosophy. However, the named executives are eligible to receive certain benefits upon the termination of their employment with the Company or a change in control of the Company with respect to awards made under the 2005 Restricted Stock Plan and 2014 Incentive Plan (the “Plans”). Under the Plans, if a named executive officer’s employment is terminated due to death or “Disability” (as defined in the Plans), the executive will be entitled to receive the pro rata portion of any performance-based cash bonus and any performance share award that would have been earned had the termination not occurred, and the vesting of any unvested restricted stock will automatically accelerate. If a named executive officer’s employment is terminated without “Cause” (as defined in the Plans), the Compensation Committee of the Board of Directors may determine, in its sole discretion, to accelerate the vesting of any unvested restricted stock. Finally, in the event of a “Change in Control” of the Company (as defined in the Plans) prior to the last day of a performance period, any performance-based cash bonus and any performance share award will be deemed earned at the target level, and the vesting of any unvested restricted stock will automatically accelerate. The Compensation Committee believes these benefits are necessary in order to retain qualified officers. See “Potential Payments Upon Termination or Change-in-Control” below for additional detail.
Perquisites and Other Benefits
None of our current executive officers receives any perquisites. Our policy is to not provide perquisites to executives, in part because we believe that they do not effectively incentivize management to improve the financial performance of the Company. Additionally, we do not maintain any pension or defined benefit plans for the benefit of our executive officers.

Our executive officers participate in the Company’s 401(k) plan on the same terms as all of our employees. The plan allows eligible employees to contribute up to 60% of their pre-tax earnings up to the statutory limit prescribed by the Internal Revenue Service. The Company matches a discretionary amount determined by the Board of Directors. In 2016, we matched employee contributions up to $2,000 per employee.

Senior management, including the named executives, also participate in our other benefit plans on the same terms as our other employees. These plans include medical and dental insurance, life insurance and long-term disability insurance.

Clawback Policy
Time-based restricted stock awards, performance-based cash bonus awards and performance-based share awards made under the Company’s 2014 Incentive Plan are subject to recovery or adjustment by the Company as may be required pursuant to any law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
Prohibition on Pledging and Hedging of Company Stock
Effective January 28, 2013, the Board of Directors amended the Company’s Insider Trading Policy to prohibit the Company’s directors, officers and employees from pledging their common stock in the Company as security or engaging in transactions designed to “hedge” against the price of the Company’s common stock. None of the Company’s directors or executive officers currently engages in any pledging or hedging transactions.
Stock Ownership Guidelines for Executive Officers
CPSI has always encouraged its executive officers to have a financial stake in the Company, and the officers have generally owned shares of our common stock. On January 27, 2014, the Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, amended CPSI’s Corporate Governance Guidelines in order to implement formal stock ownership guidelines for the Company’s executive officers, including its named executives. Under the guidelines, the Chief Executive Officer should acquire and beneficially own shares of CPSI common stock valued at five (5) times such individual’s annual base salary. Each other executive officer should acquire and beneficially own shares of CPSI common stock valued at two (2) times such individual’s annual base salary. Current executive officers have five years from the date of adoption of this guideline (or until January 27, 2019) to satisfy this guideline, while any new executive officer has five years from the date of his or her designation by the Board as an executive officer to satisfy this guideline. As with the stock ownership guidelines for the Company’s non-employee directors, the minimum number of shares to be held by an executive officer will be calculated on the first trading day of each calendar year based on the fair market value of such shares (a “Determination Date”). Any subsequent change in the value of the shares will not affect the amount of stock executive officers should hold during that year. For purposes of meeting the ownership guidelines, the following categories of stock are counted: (i) shares owned directly, (ii) shares owned indirectly (e.g., by a spouse, minor children or a trust), and (iii) time-vesting restricted stock. However, unexercised stock options and unearned performance shares, if any, are not counted toward meeting the guidelines. Also, any shares that are subject to hedging, monetization or pledging transactions are not counted toward meeting the ownership guidelines. If the number of shares that an executive officer should own is increased as a result of an increase in the amount of such officer’s annual base salary, the officer will have five years from the effective date of the increase to attain the increased level of ownership. If the number of shares that an executive officer should own as of a Determination Date is increased as a result of a decrease in the Company’s stock price, the executive officer will have until the later of three years from such Determination Date and the date by which such executive officer was otherwise required to comply with the ownership guidelines, to attain the increased level of ownership. During the annual review conducted in 2016, the Committee determined that all requirements of ownership were satisfied at that time consistent with the applicable periods to achieve the required ownership levels.
Tax and Accounting Implications
Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility paid by a public company to its Chief Executive Officer and certain other executive officers to $1 million in the year that the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code when developing and implementing short- and long-term incentive arrangements. However, the Company believes it is important to preserve flexibility in administering its compensation program in a manner designed to promote varying corporate goals. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain executive talent, the Compensation Committee may approve compensation to the named executives which exceeds the limits of deductibility. In this regard, certain portions of compensation paid to our named executives for 2016 may not be deductible for federal income tax purposes under Section 162(m).
Accounting for Stock-Based Compensation. The Company accounts for stock-based payments, including under its 2005 Restricted Stock Plan and 2014 Incentive Plan, in accordance with the requirements of the FASB Accounting Standards Codification Topic 718, Compensation - Stock Compensation.
Section 409A of the Internal Revenue Code (“Section 409A”). The Company designs, awards and implements its compensation arrangements to fully comply with Section 409A and accompanying regulations.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CPSI’s 2017 proxy statement.

The Compensation Committee:

William R. Seifert, II, Chairman
John C. Johnson
A. Robert Outlaw, Jr.

Summary Compensation Table
The table below summarizes the total compensation paid to or earned by each of the Company’s named executive officers for the fiscal years ended December 31, 2016, 2015 and 2014. The Company has not entered into any employment agreements with any of the current named executive officers, but in 2016 the Company, as a successor in interest to HHI, was a party to the Bauleke Employment Agreement (defined below). When setting total compensation for each of the named executive officers, the Compensation Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (6)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (9)	Total ($)
J. Boyd Douglas President and CEO	2016 2015 2014	630,000 630,000 630,000	-0- -0- -0-	780,751 585,196 588,229	-0- -0- -0-	-0- -0- 272,640	-0- -0- -0-	39,668 66,566 46,471	1,450,419 1,281,762 1,537,340
Matt J. Chambless (1) Chief Financial Officer	2016 2015	325,000 192,077	-0- -0-	585,589 90,012	-0- -0-	-0- -0-	-0- -0-	11,027 11,436	921,616 293,525
David A. Dye Executive Chairman and Chief Growth Officer	2016 2015 2014	425,000 497,923 504,000	-0- -0- -0-	780,751 585,196 588,229	-0- -0- -0-	-0- -0- 217,920	-0- -0- -0-	37,668 64,566 44,471	1,243,419 1,147,685 1,354,620
Christopher L. Fowler Chief Operating Officer and President - TruBridge, LLC	2016 2015 2014	500,000 430,769 425,000	-0- -0- -0-	780,751 438,846 441,232	-0- -0- -0-	-0- -0- 61,440	-0- -0- -0-	32,018 47,795 31,137	1,312,769 917,410 958,809
Troy D. Rosser Senior Vice President - Sales	2016 2015 2014	428,176 (3) 395,666 (4) 557,269 (5)	-0- -0- -0-	439,166 438,846 441,232	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	28,536 50,430 35,354	895,878 884,942 1,033,855
Chris Bauleke (2) Former Chief Executive Officer of Healthland Holding Inc.	2016	154,808	-0-	-0-	3,361,710 (7)	284,384	-0-	373,763	4,174,665

(1) Mr. Chambless was not an executive officer of the Company in 2014.
(2) Mr. Bauleke was an executive officer of the Company from January 8, 2016 until June 3, 2016.
(3) $273,176 of this amount represents sales commissions earned by Mr. Rosser during 2016.
(4) $240,666 of this amount represents sales commissions earned by Mr. Rosser during 2015.
(5) $402,269 of this amount represents sales commissions earned by Mr. Rosser during 2014.
(6) Represents the aggregate grant date fair value of non-option stock awards, including time-based restricted stock and performance share awards, granted in accordance with FASB ASC Topic 718, rather than the amount paid to or realized by the named executive officer. The grant date fair value of the performance share awards granted in 2016, 2015 and 2014 is based upon the probable outcome of the performance conditions as of the grant date (calculated by multiplying the target number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, or $50.68 for the performance share awards granted in 2016, $49.29 for the performance share awards granted in 2015 and $55.94 for the performance share awards granted in 2014). The maximum value of the performance share awards granted in 2016 (calculated by multiplying the maximum number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, or $50.68), would be $571,164 for each of Messrs. Douglas, Dye and Fowler, $428,398 for Mr. Chambless, and $321,261 for Mr. Rosser. The maximum value of the performance share awards granted in 2015 (calculated by multiplying the maximum number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, or $49.29) would be $427,788 for each of Messrs. Douglas and Dye and $320,829 for each of Messrs. Fowler and Rosser. The maximum value of the performance share awards granted in 2014 (calculated by multiplying the maximum number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, or $55.94) would be $432,416 for each of Messrs. Douglas and Dye and $324,340 for each of Messrs. Fowler and Rosser. Mr. Chambless was not granted performance share awards in 2015 or 2014, and Mr. Bauleke was not granted performance share awards in 2016, 2015 or 2014. See Note 9 to the financial statements in CPSI’s Form 10-K for the year ended December 31, 2016, CPSI’s Form 10-K for the year ended December 31, 2015 and CPSI’s Form 10-K for the year ended December 31, 2014 for the assumptions made in determining the grant date fair values. There can be no assurance that the grant date fair value of these awards will ever be realized.

(7) In connection with the merger of HHI into a subsidiary of the Company, Mr. Bauleke received an option to acquire 66,009 shares of the Company for $5.94 per share in exchange for an employee stock option to acquire 1,603,619 shares of HHI for $0.25 per share. On February 3, 2016, Mr. Bauleke exercised an option to purchase 39,680 shares of the Company, and on February 8, 2016, Mr. Bauleke exercised an option to purchase 26,329 shares of the Company, such that Mr. Bauleke has no remaining outstanding options.
(8) The amounts reported represent compensation earned pursuant to cash incentive awards granted under the 2014 Incentive Plan for Messrs. Douglas, Chambless, Dye, Fowler and Rosser, and under the Healthland Results Plan assumed in the HHI acquisition for Mr. Bauleke.
(9) The following table shows each of the components of the “All Other Compensation” column for 2016: (i) Company contributions to the 401(k) retirement plan; and (ii) dividends paid on unvested shares of restricted stock under the Company’s 2005 Restricted Stock Plan and 2014 Incentive Plan. The Company does not provide any perquisites to its executive officers.
All Other Compensation - 2016

Name of Executive	Company 401(k) Contributions	Dividends on Restricted Stock	Severance Payments	Other Perquisites	Total “All Other Compensation”
J. Boyd Douglas	$2,000	$37,668	-0-	-0-	$39,668
Matt J. Chambless	$2,000	$9,027	-0-	-0-	$11,027
David A. Dye	-0-	$37,668	-0-	-0-	$37,668
Christopher L. Fowler	$2,000	$30,018	-0-	-0-	$32,018
Troy D. Rosser	$2,000	$26,536	-0-	-0-	$28,536
Chris Bauleke	$2,000	-0-	$351,763 (1)	$20,000 (2)	$373,763

(1)
Mr. Bauleke was a party to an Employment Agreement, dated July 8, 2013, by and between Mr. Bauleke and HHI (the “Bauleke Employment Agreement”), which the Company assumed in connection with the acquisition of HHI. Under the Bauleke Employment Agreement, if Mr. Bauleke’s employment was terminated by CPSI without cause or by Mr. Bauleke for good reason, the Company was required to pay Mr. Bauleke his continued base salary for a period of twelve months. Accordingly, upon Mr. Bauleke’s termination of employment with the Company on June 3, 2016, the Company paid to Mr. Bauleke a severance payment in the amount of $351,763.

(2)	This amount represents a payment made by CPSI to Mr. Bauleke pursuant to a wellness plan assumed in the HHI acquisition.

Grants of Plan-Based Awards in 2016
The following table provides certain information regarding the non-equity incentive, performance share and restricted stock awards made to our named executives during 2016.

Name of Executive	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Boyd Douglas	3/14/2016	$151,200	$302,400	$453,600	—	—	—	—	—	—	—
	3/14/2016	—	—	—	3,757	7,513	11,270	—	—	—	$380,759
	3/14/2016	—	—	—	—	—	—	7,513	—	—	$399,992
Matt J. Chambless	3/14/2016	$78,000	$156,000	$234,000	—	—	—	1,736	—	—	—
	3/14/2016	—	—	—	2,818	5,635	8,453	—	—	—	$285,582
	3/14/2016	—	—	—	—	—	—	5,635			$300,007
David A. Dye	3/14/2016	$120,960	$204,000	$306,000	—	—	—	—	—	—	—
	3/14/2016	—	—	—	3,757	7,513	11,270	—	—	—	$380,759
	3/14/2016	—	—	—	—	—	—	7,513	—	—	$399,992
Christopher L. Fowler	3/14/2016	$120,000	$240,000	$360,000	—	—	—	—	—	—	—
	3/14/2016	—	—	—	3,757	7,513	11,270	—	—	—	$380,759
	3/14/2016	—	—	—	—	—	—	7,513	—	—	$399,992
Troy D. Rosser	3/14/2016	—	—	—	2,113	4,226	6,339	—	—	—	$214,174
	3/14/2016	—	—	—	—	—	—	4,226	—	—	$224,992
Chris Bauleke (5)	—	—	—	—	—	—	—	—	—	—	—

(1)
The amounts shown in these columns reflect the threshold, target and maximum amounts potentially payable to each named executive officer who received a cash incentive award pursuant to the 2014 Incentive Plan. The actual amount earned in 2016 by each executive officer that received a cash incentive award is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
The amounts shown in these columns reflect the threshold, target and maximum amounts potentially payable to each executive officer who received a performance share award pursuant to the 2014 Incentive Plan. The actual number of shares earned and issued pursuant to the award is reflected in the “Stock Awards” column of the Options Exercised and Stock Vested in 2016 table.

(3)
The amounts shown in this column reflect the number of shares of time-based restricted stock granted to each named executive officer on March 14, 2016 pursuant to the 2014 Incentive Plan. The award vests in three annual installments of one-third each on March 14 of each year, commencing on March 14, 2017. The named executive officers are entitled to the receipt of dividends declared on our common stock at the same rate and on the same terms as our other stockholders. The shares automatically vest upon a grantee’s death or disability or upon a change in control of the Company. The shares are forfeited upon a termination of the grantee’s employment with the Company (other than as a result of death or disability).

(4)
With respect to the time-based restricted stock granted to each named executive officer on March 14, 2016, the value shown in this column is the grant date fair value of the full award. With respect to the performance share awards granted to each executive officer on March 14, 2016, the value shown in this column is the grant date fair value of the target award (calculated by multiplying the target number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, or $50.68). See Note 9 to the financial statements in CPSI’s Form 10-K for the year ended December 31, 2016 for the assumptions made in determining the grant date fair value. There can be no assurance that the grant date fair value will ever be realized.

(5)	Mr. Bauleke did not receive a grant of a non-equity incentive, performance share or restricted stock award from the Company during 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table shows the number of shares of unvested restricted stock held by our named executives on December 31, 2016, and the market value of such shares, calculated using the year-end closing market price of $23.60 per share. There were no stock options outstanding for our named executive officers at December 31, 2016.

	Stock Awards
Name of Executive	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Boyd Douglas	18,626	$439,574	—	—
Matt J. Chambless	6,792	$160,291	—	—
David A. Dye	18,626	$439,574	—	—
Christopher L. Fowler	15,849	$374,036	—	—
Troy D. Rosser	12,563	$296,487	—	—
Chris Bauleke	—	—	—	—

(1)
The number of shares shown in this column reflects restricted stock granted under the Company’s 2005 Restricted Stock Plan and 2014 Incentive Plan that had not vested as of December 31, 2016. The shares of restricted stock granted under the Company’s 2005 Restricted Stock Plan are comprised of shares granted on September 25, 2013 which vest in four annual installments of 25% each on each anniversary following the date of grant. The shares of restricted stock granted under the Company’s 2014 Incentive Plan on May 15, 2014, February 5, 2015 and March 14, 2016 vest in three annual installments of one-third each on each anniversary following the date of grant. The shares of restricted stock that were issued pursuant to the performance share awards granted under the Company’s 2014 Incentive Plan on January 27, 2014 vest in three annual installments of one-third each on each anniversary of the vesting commencement date of February 5, 2015. No shares of restricted stock were issued pursuant to the performance share awards granted under the Company’s 2014 Incentive Plan on February 5, 2015 or March 14, 2016.

(2)	The market value is based on the closing price of our Common Stock on the Nasdaq Stock Market on December 30, 2016 of $26.30, the last trading day of 2016, multiplied by the number of shares.

Option Exercises and Stock Vested in 2016
The following table reflects certain information with respect to options that were exercised and shares of restricted stock that vested during the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
J. Boyd Douglas	—	—	10,784	$507,234
Matt J. Chambless	—	—	579	$33,163
David A. Dye	—	—	10,784	$507,234
Christopher L. Fowler	—	—	7,265	$337,755
Troy D. Rosser	—	—	8,088	$380,453
Chris Bauleke	66,009	$3,361,710	—	—

(1)
Based on the closing sales price of the Common Stock as traded on the Nasdaq Stock Market on the applicable exercise date, minus the exercise price for the option of $5.94, multiplied by the number of shares.

(2)
Based on the average of the high and low prices of the Common Stock as traded on the Nasdaq Stock Market on the applicable vesting date, or, if the vesting date was not a trading day, the next trading day, multiplied by the number of shares.

Pension Benefits
The Company does not maintain any plans that provide for payments or other benefits to named executive officers at, following, or in connection with their retirement.
Nonqualified Deferred Compensation
The Company does not maintain any defined contribution or other plans that provide for the deferral of compensation to named executive officers on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control
As described in the Compensation Discussion and Analysis, the current named executive officers do not have employment, severance or change-in-control agreements with the Company. The information below describes and quantifies the compensation that would have accrued to the named executive officers under CPSI’s 2005 Restricted Stock Plan and 2014 Incentive Plan upon a termination of the executives’ employment or a change-in-control of CPSI on December 31, 2016. However, the actual benefit to a named executive officer under this plan can only be determined at the time of the change-in-control event or such executive’s separation from the Company. Additionally, the benefits described below are in addition to benefits available generally to salaried employees upon a termination of employment, such as distributions under CPSI’s 401(k) plan and disability benefits.
Accelerated Vesting of Time-Based Restricted Stock
The terms of the restricted stock award agreements with the named executive officers under the 2005 Restricted Stock Plan and the 2014 Incentive Plan provide for the acceleration of vesting of unvested restricted stock upon the death or “Disability” of the executive or, at the discretion of the Board of Directors, upon the executive’s termination without “Cause,” as such terms are defined in the 2005 Restricted Stock Plan and the 2014 Incentive Plan, as applicable. The award agreements under the 2005 Restricted Stock Plan and the 2014 Incentive Plan also provide that all of the shares of restricted stock not previously vested will automatically vest in the event of a “Change in Control” of CPSI, as defined in the 2005 Restricted Stock Plan and the 2014 Incentive Plan, as applicable. The amounts reported in the table below for the shares of restricted stock that would have vested in the event of a termination of employment due to death or Disability or a Change in Control that occurred on December 31, 2016 are based on the product of (x) the number of shares of restricted stock that were unvested as of December 31, 2016 and (y) our closing stock price of $23.60 on December 30, 2016.
Accelerated Payment of Performance-Based Cash Bonuses
If a named executive’s employment with the Company is terminated due to death or Disability, the terms of the performance-based cash bonus awards granted under the 2014 Incentive Plan provide that the performance-based cash bonus will be paid to the executive at the level he or she would have been entitled to receive had the termination not occurred, and such amount will be calculated on a pro-rated basis for the period from the grant date to the date of the termination. If a Change in Control occurs prior to the last day of the performance period, the cash bonus award will be paid to the executive at the target level of the cash bonus award. There are no amounts reported in the table below for the performance-based cash bonuses that would have been earned in the event of a termination of employment due to death or Disability or a Change in Control that occurred on December 31, 2016 as there were no cash bonuses earned by the executives for 2016.
Accelerated Vesting of Performance Shares
The terms of the performance share awards that have been granted to the named executive officers under the 2014 Incentive Plan provide that if the executive’s employment with the Company is terminated due to death or Disability during the performance period, the executive will earn the number of shares that he or she would have been entitled to receive had the termination not occurred, and such number of shares will be calculated on a pro-rated basis for the period from the grant date to the date of the termination. Such shares will not be subject to the time-based vesting restrictions provided for in the award agreement. If the executive’s employment with the Company is terminated due to death or Disability following the conclusion of the performance period but before all of the earned performance shares have vested, the unvested shares shall vest immediately as of the date of the termination. If a Change in Control occurs during the performance period, the performance share award will be deemed earned by the executive at the target level of the award and such shares will not be subject to the time-based vesting restrictions provided for in the award agreement. If a Change in Control occurs following the conclusion of the performance period but before all of the earned performance shares have vested, the unvested shares shall vest immediately as of the date of the Change in Control. There are no amounts reported in the table below for the performance share awards that would have been earned for the performance period ended December 31, 2016 in the event of a termination of employment due to death or Disability or a Change in Control that occurred on December 31, 2016 as there were no performance shares earned by the executives for such period. However, the table below does reflect the amounts attributable to shares of restricted stock previously issued pursuant to performance share awards that would have vested in the event of a termination of employment due to death or Disability or a Change in Control that occurred on December 31, 2016.

The following table summarizes the potential payments to our named executive officers with respect to the (i) shares of time-based restricted stock granted under the 2005 Restricted Stock Plan and the 2014 Incentive Plan and (ii) shares of restricted stock issued pursuant to performance share awards granted under the 2014 Incentive Plan that, in either case, would have vested in the event that either (a) a change in control of CPSI had occurred on December 31, 2016, or (b) the employment of the named executive officer had terminated on December 31, 2016 due to the executive’s death, Disability or, upon approval by the Board, a termination by CPSI without Cause.

Name	Amount that Would Have Been Realized in the Event of a Change in Control of CPSI	Amount that Would Have Been Realized in the Event of the Executive’s Death, Disability or Termination without Cause (1)
J. Boyd Douglas	$439,574	$439,574
Matt J. Chambless	$160,291	$160,291
David A. Dye	$439,574	$439,574
Christopher L. Fowler	$374,036	$374,036
Troy D. Rosser	$296,487	$296,487
Chris Bauleke (2)	—	—

(1)
With respect to the termination of a named executive officer without Cause, this table assumes that the Compensation Committee of the Board of Directors would have exercised its discretion under the 2005 Restricted Stock Plan or the 2014 Incentive Plan, as applicable, and approved an acceleration of vesting of all of the shares of restricted stock upon such a termination.

(2)	Does not include $351,763 in severance paid to Mr. Bauleke pursuant to the Bauleke Employment Agreement upon his termination of employment with the Company on June 3, 2016.

Non-Management Director Compensation
In accordance with its charter, the Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation of our non-employee directors. In 2016, each of our non-employee directors received an annual cash retainer of $60,000 for service as a director. Each director who was a member of the Audit Committee received an additional $5,000, each director who was a member of the Compensation Committee received an additional $4,000 and each director who was a member of the Nominating and Corporate Governance Committee received an additional $1,000. Directors who are employees of the Company receive no compensation for their service as directors. Directors are also reimbursed for their expenses incurred in attending any meeting of directors.

Based upon market data and advice received from FW Cook, the Compensation Committee’s independent compensation consultant, the Compensation Committee recommended to the Board, and the Board approved on February 22, 2016, an increase in the amount of the annual grant of restricted stock under the Computer Programs and Systems, Inc. 2012 Restricted Stock Plan for Non-Employee Directors (the “2012 Restricted Stock Plan for Non-Employee Directors”) from $70,000 per year to $100,000 per year. In approving these changes to the compensation package for non-employee directors, the Board considered the increased responsibilities of directors due to the increased size and complexity of the Company following the acquisition of HHI, as well as the amounts being paid to directors at companies in the peer group. Thus, in 2016 each non-employee director received a grant of approximately $100,000 of shares of restricted stock under the 2012 Restricted Stock Plan for Non-Employee Directors. The shares vested on the first anniversary of the date of grant.

The table below summarizes the compensation paid by CPSI to non-employee directors for the fiscal year ended December 31, 2016.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Charles P. Huffman	$66,000	$99,985	$165,985
John C. Johnson	$65,000	$99,985	$164,985
W. Austin Mulherin	$60,000	$99,985	$159,985
A. Robert Outlaw, Jr.	$69,000	$99,985	$168,985
William R. Seifert, II	$69,000	$99,985	$168,985

(1)
J. Boyd Douglas, the Company’s President and Chief Executive Officer, and David A. Dye, the Company’s Chief Growth Officer, are not included in this table as they are, and at all times during 2016 were, employees of the Company and thus received no compensation for their service as directors. The compensation received by Mr. Douglas and Mr. Dye as employees of the Company is shown in the Summary Compensation Table on page 23.

(2)
See Note 9 to the financial statements in CPSI’s Form 10-K for the year ended December 31, 2016 for the assumptions made in determining the grant date fair value. There can be no assurance that the grant date fair value will ever be realized. As of December 31, 2016, the aggregate number of unvested shares of restricted stock for each director was as follows: (i) for Mr. Huffman, 1,878, (ii) for Mr. Johnson, 1,878, (iii) for Mr. Mulherin, 1,878, (iv) for Mr. Outlaw, 1,878, and (v) for Mr. Seifert, 1,878.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of March 13, 2017 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table on page 23 of this proxy statement;
•    all of our directors and executive officers as a group; and
•    beneficial owners of 5% or more of our common stock.
Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer is: c/o Computer Programs and Systems, Inc., 6600 Wall Street, Mobile, Alabama 36695.

Name of Beneficial Owner	Number of Shares of Common Stock (1)	% of Shares of Common Stock (2)
Francisco Partners (3)	1,965,605	14.5%
Stadium Capital (4)	1,379,151	10.2%
BlackRock, Inc. (5)	1,364,580	10.1%
Burgundy Asset Management, Ltd. (6)	1,217,982	9.0%
Brown Brothers Harriman & Co. (7)	1,201,050	8.9%
The Vanguard Group, Inc. (8)	1,069,802	7.9%
Quantum Capital Management, LLC (9)	909,467	6.7%
River Road Asset Management, LLC (10)	678,651	5.0%
J. Boyd Douglas (11)	190,385	1.4%
David A. Dye (12)	109,577	*
Chris Bauleke (13)	44,809	*
Christopher L. Fowler (14)	22,693	*
Troy D. Rosser (15)	20,651	*
W. Austin Mulherin, III (16)	7,597	*
Matt J. Chambless (17)	7,371	*
Charles P. Huffman (18)	7,340	*
William R. Seifert, II	6,890	*
A. Robert Outlaw, Jr.	6,857	*
John C. Johnson	5,840	*
All Directors & Executive Officers as a group (14 persons)	499,477	3.7%

*	Reflects ownership of less than 1%.

(1)
The number of shares of common stock reflected in the table is that number of shares which are deemed to be beneficially owned under the federal securities laws. Shares deemed to be beneficially owned include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. Unless otherwise stated, the named person has the sole voting and investment power for the shares indicated.

(2)	Percentage of ownership is based on 13,533,183 shares of Company common stock outstanding as of March 13, 2017.

(3)
Includes (i) 1,938,968 shares held by Francisco Partners II, L.P. (“FPII”) with shared voting and dispositive power and (ii) 26,637 shares held by Francisco Partners Parallel Fund II, L.P. (“FPPII” and, together with FPII, “Francisco Partners”) with shared voting and dispositive power. Francisco Partners GP II, L.P. (“FPGPII”) is the general partner of FPII and FPPII, and Francisco Partners GP II Management, LLC (“FPMII”) is the general partner of FPGPII and may be deemed to have voting and investment control over these shares of common stock. Tom Ludwig is a manager of FMPII and may be deemed to have voting and investment control over these shares of common stock. The address of Francisco Partners is One Letterman Drive, Building C - Suite 410, San Francisco, California 94129. This information is based solely upon our review of a Schedule 13G filed by Francisco Partners with the SEC on February 18, 2016, reporting beneficial ownership as of January 8, 2016. Francisco Partners has not disclosed an amended Schedule 13G since such date.

(4)
Includes (i) 1,379,151 shares held by Stadium Capital Management, LLC (“SCM”) with shared voting and dispositive power, (ii) 1,379,151 shares held by Stadium Capital Management GP, L.P. (“SCMGP”) with shared voting and dispositive power, (iii) 1,254,593 shares held by Stadium Capital Partners, L.P. (“SCP”) with shared voting and dispositive power, (iv) 1,379,151 shares held by Alexander M. Seaver (“Seaver”) with shared voting and dispositive power, and (v) 1,379,151 shares held by Bradley R. Kent (“Kent”) with shared voting and dispositive power (SCM, SCMGP, SCP, Seaver and Kent referred to collectively as “Stadium Capital”). SCP is an investment limited partnership, the general partner of which is SCMGP. SCM is the general partner of SCMGP and an investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Seaver and Kent are the managing members of SCM. The address of Stadium Capital is 199 Elm Street, New Canaan, Connecticut, 06840-5321. This information is based solely upon our review of a Schedule 13G filed by Stadium Capital with the SEC on January 6, 2017, reporting beneficial ownership as of December 22, 2016.

(5)
The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. This information is based solely upon our review of an amended Schedule 13G filed by BlackRock, Inc. with the SEC on February 8, 2017, reporting beneficial ownership as of December 31, 2016. The Schedule 13G/A reports that (a) BlackRock, Inc. is a parent holding company or control person, (b) BlackRock, Inc.’s subsidiaries, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, LLC, acquired the shares being reported and (c) Blackrock, Inc. has sole voting power with respect to 1,339,696 shares and sole dispositive power with respect to all 1,364,580 shares.

(6)
The address of Burgundy Asset Management, Ltd. is 181 Bay Street, Suite 2410, Toronto, Ontario M5J 2T3. This information is based solely upon our review of an amended Schedule 13G filed by Burgundy Asset Management, Ltd. with the SEC on February 10, 2017, reporting beneficial ownership as of December 31, 2016. The Schedule 13G/A reports that, of the 1,217,982 shares reported as beneficially owned, Burgundy Asset Management, Ltd. has sole voting power with respect to 818,502 shares and sole dispositive power with respect to all 1,217,982 shares.

(7)
The address of Brown Brothers Harriman & Co. is 140 Broadway, New York, New York 10005. This information is based solely upon our review of an amended Schedule 13G filed by Brown Brothers Harriman & Co. with the SEC on February 13, 2017, reporting beneficial ownership as of February 13, 2017. The Schedule 13G/A reports that, of the 1,201,050 shares reported as beneficially owned, Brown Brothers Harriman & Co. has sole voting and dispositive power with respect to all 1,201,050 shares.

(8)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information is based solely upon our review of an amended Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard Group”) with the SEC on February 10, 2017, reporting beneficial ownership as of December 31, 2016. The Schedule 13G/A reports that, of the 1,069,802 shares reported as beneficially owned, Vanguard Group has sole voting power with respect to 22,053 shares, shared voting power with respect to 2,849 shares, sole dispositive power with respect to 1,045,558 shares and shared dispositive power with respect to 24,244 shares. The Schedule 13G/A reports that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 21,395 shares as a result of its serving as investment manager of collective trust accounts. The Schedule 13G/A also reports that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 3,507 shares as a result of its serving as investment manager of Australian investment offerings.

(9)
The address of Quantum Capital Management, LLC is 105 East Mill Road, Northfield, New Jersey 08225. This information is based solely upon our review of a Schedule 13G filed by Quantum Capital Management, LLC (“Quantum”) with the SEC on January 26, 2017, reporting beneficial ownership as of December 31, 2016. The Schedule 13G/A reports that, of the 909,467 shares reported as beneficially owned, Quantum has sole voting and dispositive power with respect to all 909,467 shares.

(10)
The address of River Road Asset Management, LLC is 462 South 4th Street, Suite 2000, Louisville, Kentucky 40202. This information is based solely upon our review of a Schedule 13G filed by River Road Asset Management, LLC (“River Road”) with the SEC on January 12, 2017, reporting beneficial ownership as of December 31, 2016. The Schedule 13G/A reports that, of the 678,651 shares reported as beneficially owned, River Road has sole voting power with respect to 536,531 shares and sole dispositive power with respect to all 678,651 shares.

(11)
Includes 100 shares owned by Mr. Douglas’s wife and a total of 600 shares held in custodial accounts for the benefit of his three children. Also includes 12,503 shares of unvested restricted stock granted to Mr. Douglas under the Company’s 2005 Restricted Stock Plan and 2014 Incentive Plan comprised of (i) 2,260 shares granted on September 25, 2013, (ii) 1,613 shares granted on May 15, 2014, (iii) 1,929 shares granted on February 5, 2015, (iv) 1,692 shares earned pursuant to a performance share award for the performance period ended December 31, 2014, and (vi) 5,009 shares granted on March 14, 2016.

(12)
Includes 56,400 shares owned by a trust for the benefit of Mr. Dye and his children. Also includes 12,503 shares of unvested restricted stock granted to Mr. Dye under the Company’s 2005 Restricted Stock Plan and 2014 Incentive Plan comprised of (i) 2,260 shares granted on September 25, 2013, (ii) 1,613 shares granted on May 15, 2014, (iii) 1,929 shares granted on February 5, 2015, (iv) 1,692 shares earned pursuant to a performance share award for the performance period ended December 31, 2014 and (v) 5,009 shares granted on March 14, 2016.

(13) As Mr. Bauleke is a former executive officer of the Company, this information is based solely upon our review of a Form 4 filed by Mr. Bauleke with the SEC on February 9, 2016, reporting beneficial ownership as of February 8, 2016.

(14)
Includes 10,629 shares of unvested restricted stock granted to Mr. Fowler under the Company’s 2005 Restricted Stock Plan and 2014 Incentive Plan comprised of (i) 1,695 shares granted on September 25, 2013, (ii) 1,210 shares granted on May 15, 2014, (iii) 1,446 shares granted on February 5, 2015, (iv) 1,269 shares earned pursuant to a performance share award for the performance period ended December 31, 2014 and (v) 5,009 shares granted on March 14, 2016.

(15)
Includes 8,437 shares of unvested restricted stock granted to Mr. Rosser under the Company’s 2005 Restricted Stock Plan and 2014 Incentive Plan comprised of (i) 1,695 shares granted on September 25, 2013, (ii) 1,210 shares granted on May 15, 2014, (iii) 1,446 shares granted on February 5, 2015, (iv) 1,269 shares earned pursuant to a performance share award for the performance period ended December 31, 2014 and (v) 2,817 shares granted on March 14, 2016.

(16)	Mr. Mulherin shares voting and investment power for 1,400 shares with his wife. Also includes 372 shares held in a custodial account for the benefit of his daughter.

(17)
Includes 4,336 shares of unvested restricted stock granted to Mr. Chambless under the Company’s 2014 Incentive Plan comprised of (i) 579 shares granted on February 5, 2015 and (ii) 3,757 shares granted on March 14, 2016.

(18)	Mr. Huffman shares voting and investment power for 2,000 shares with his wife.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than ten percent (10%) of our common stock, to file reports of ownership and changes in ownership of Company common stock held by them with the SEC. Copies of these reports must also be provided to the Company. Based on our review of these reports, we believe that, during the year ended December 31, 2016, all reports required to be filed during such year were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policy for the Review and Approval of Related Person Transactions
We may occasionally enter into or participate in transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related person transactions.” We have a written policy regarding the review and approval of related person transactions.

In accordance with this policy, and except for certain transactions subject to standing pre-approval under the policy, our Audit Committee must review and approve all such related person transactions that exceed or are expected to exceed $100,000 in any calendar year. This $100,000 threshold is less than the $120,000 threshold requiring disclosure under the rules of the SEC. The Audit Committee considers all relevant factors when determining whether to approve a related person transaction, including whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in any discussion or approval of any related person transaction in which he or she is a related person, but that director is required to provide the Audit Committee with all material information concerning the transaction.
Related Person Transactions
Matt Cole, the brother-in-law of Austin Mulherin (a director of the Company), is employed by the Company as a sales manager. Matt Cole received total compensation of $175,578 from the Company during 2016. The Audit Committee reviewed and approved the compensation of Mr. Cole.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors is currently composed of three directors who are independent directors as defined under existing Nasdaq rules and SEC rules. The Audit Committee operates under a written charter, as last amended by the Board of Directors on April 27, 2015.

The Audit Committee hereby submits the following report:

•	We have reviewed and discussed with management the Company’s audited financial statements as of, and for, the year ended December 31, 2016.

•
We have discussed with the independent registered public accountants, Grant Thornton LLP, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees, as amended, as well as all other matters required to be discussed with Grant Thornton LLP by applicable PCAOB standards.

•
We have received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and have discussed with Grant Thornton LLP their independence. We considered whether the provision of non-financial audit services was compatible with Grant Thornton LLP’s independence in performing financial audit services.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. It should be noted that management is responsible for the Company’s financial reporting process, including its system of internal controls, and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

Audit Committee:

Charles P. Huffman, Chairman
William R. Seifert, II
A. Robert Outlaw, Jr.

PROPOSAL 2
APPROVAL OF THE COMPUTER PROGRAMS AND SYSTEMS, INC.
AMENDED AND RESTATED 2014 INCENTIVE PLAN

The Board of Directors of the Company adopted in January 2014, and the stockholders approved in May 2014, the Computer Programs and Systems, Inc. 2014 Incentive Plan (the “2014 Incentive Plan”). The Compensation Committee believes it is in the best interest of the Company to amend and restate the 2014 Incentive Plan (i) to increase the number of shares of common stock, $0.001 par value, of the Company that may be granted under the 2014 Incentive Plan from 700,000 to 2,100,000; (ii) ensure that stockholder approval is required prior to any cash buyout or exchange of options or stock appreciation rights; (iii) prevent the use of reload options; (iv) provide a minimum vesting period of one year for all awards; and (v) extend the termination date of the plan from May 15, 2019 to May 15, 2024. Other than these revisions, no other material changes are proposed to be made to the 2014 Incentive Plan. At the annual meeting, the Company’s stockholders will consider and vote upon the approval of the Computer Programs and Systems, Inc. Amended and Restated 2014 Incentive Plan (the “Amended and Restated 2014 Incentive Plan”). Approval by the stockholders of the Amended and Restated 2014 Incentive Plan is also sought under Section 162(m) of the Internal Revenue Code.

A summary of the principal features of the Amended and Restated 2014 Incentive Plan is provided below. The summary is qualified in its entirety by reference to the full text of the Amended and Restated 2014 Incentive Plan, which is attached as Appendix A to this proxy statement.

General

The Amended and Restated 2014 Incentive Plan provides for the grant of incentive and nonqualified stock options, stock appreciation rights, awards of restricted stock and restricted stock units, performance share awards and performance compensation awards, including performance-based cash incentives, to employees, including officers, of the Company and our affiliates. The specific amounts of awards that will be granted to specific individuals pursuant to the Amended and Restated 2014 Incentive Plan have not been determined, but it is expected that 2017 restricted share awards will be made to our named executive officers in amounts consistent with our discussion at “Compensation Discussion and Analysis - Long-Term Incentive Awards - Time-Based Restricted Stock.”

Eligibility

Persons eligible to participate in the Amended and Restated 2014 Incentive Plan include all employees, including officers, of the Company and our affiliates (currently approximately 1,982 persons).

Administration

Except as may otherwise be determined by the Board of Directors, the Amended and Restated 2014 Incentive Plan will be administered by the Compensation Committee of the Board of Directors, which committee shall have the authority to, among other things, grant awards under the Amended and Restated 2014 Incentive Plan and prescribe the terms and conditions of such awards. The Compensation Committee may delegate administration of the Amended and Restated 2014 Incentive Plan to a committee or committees of one or more members of the Board of Directors, provided, however, that such committee must consist of two or more non-employee directors, pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended, who are also “outside directors,” pursuant to Section 162(m) of the Internal Revenue Code, unless otherwise determined by the Board of Directors.

Shares Available

A total of 2,100,000 shares of the Company’s common stock, an increase of 1,400,000 from the 2014 Incentive Plan, are reserved for issuance under the Amended and Restated 2014 Incentive Plan; provided that no more than 100,000 shares may be granted as incentive stock options. Any shares of common stock granted in connection with options and stock appreciation rights will be counted against this limit as one share for every one option or stock appreciation right awarded. Any shares of common stock granted in connection with awards other than options and stock appreciation rights shall be counted against this limit as two shares of common stock for every one share of common stock granted in connection with such award. Shares of common stock available for distribution under the Amended and Restated 2014 Incentive Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company, subject to the Amended and Restated 2014 Incentive Plan. Any shares of common stock subject to an award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the plan in accordance with the terms of the Amended and Restated 2014 Incentive Plan. The number of shares reserved for issuance may be adjusted in the event of a stock or extraordinary cash dividend, stock split or reverse stock split, or an extraordinary corporate transaction, such as any recapitalization, reorganization, merger, consolidation, combination or exchange, or any other relevant change in capitalization occurring after the date of grant of an award under the plan.
In recommending the Amended and Restated 2014 Incentive Plan, we considered the current availability of common shares under our existing equity plans, awards outstanding under those equity plans, and our desire to maintain our current equity grant practices without disruption. We use restricted stock units as the form of equity compensation for our executive officers and other key employees.
Since December 31, 2016, we have granted additional awards of restricted stock units and performance share awards under the 2014 Incentive Plan. As a result of these actions, as of the date of this proxy statement there were roughly 97,248 shares available for future grants of awards under the 2014 Incentive Plan. This number reflects our reservation of the maximum potential payout of performance-based awards, as required by the terms of the 2014 Incentive Plan. Information regarding our historical equity award grant practices can be found in Note 9 to our audited financial statements contained in our 2016 Annual Report enclosed with this Proxy Statement. Although our historical grant practices are not necessarily indicative of grants to be made in the future, we do not believe that we will have sufficient common shares available under the 2014 Incentive Plan to make the 2017 annual grants in accordance with our current compensation practices, to make grants in future years and to reserve the common shares we need to reserve under the terms of the 2014 Incentive Plan to permit maximum vesting of performance-based awards. If we do not receive stockholder approval for the 2014 Incentive Plan, we may need to consider compensation alternatives for 2017 and beyond that do not include equity compensation, or include equity compensation to a lesser degree than is the case with our current practices.
The 1.4 million additional common shares authorized by the 2014 Incentive Plan, together with shares available under existing equity plans and shares subject to outstanding equity awards, represent approximately 12.9% of the outstanding common shares as of December 31, 2016.

Types of Awards Available

•
Options - The Amended and Restated 2014 Incentive Plan provides for the grant of incentive stock options and nonqualified stock options. In general, the exercise price of an option may not be less than 100% of the fair market value of the Company’s common stock on the date of the grant, and no options granted under the Amended and Restated 2014 Incentive Plan may be exercisable after the expiration of ten years from the date of grant of the award. Options will vest and become exercisable as the Compensation Committee deems appropriate. The exercise price may be paid in various ways, including by payment of cash, a stock-for-stock exchange, a broker-assisted cashless exercise or a net exercise. Dividend equivalents will not be paid until the option is vested, but the dividend equivalents may be credited with respect to such awards, with payment subject to such awards actually vesting (if any).

•
Stock Appreciation Rights - The Amended and Restated 2014 Incentive Plan provides for the grant of stock appreciation rights, either alone, as free standing stock appreciation rights, or in tandem with an option, as related stock appreciation rights. The exercise price of a stock appreciation right may not be less than 100% of the fair market value of the Company’s common stock on the date of the grant, and a related stock appreciation right must have the same exercise price as the related option. No stock appreciation rights may be exercisable after the expiration of ten years from the date of grant of the award. Stock appreciation rights will vest and become exercisable as the Compensation Committee deems appropriate. The consideration payable upon exercise of a stock appreciation right shall be paid in cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, as determined in the sole discretion of the Compensation Committee. Dividend equivalents will not be paid until the stock appreciation right is vested, but dividend equivalents may be credited with respect to such awards, with payment subject to such awards vesting (if any).

•
Restricted Stock and Restricted Stock Units - The Amended and Restated 2014 Incentive Plan provides for the grant of restricted stock or restricted stock units. Such awards may not be sold, assigned, transferred or otherwise disposed of or pledged as collateral or security during the restricted period, which restricted period begins on the date of grant of the award and ends at the time or times set forth on a schedule established by the Compensation Committee. A holder of restricted stock generally shall have the rights and privileges of a stockholder as to such restricted stock, including the right to vote such restricted stock and the right to receive dividends. At the discretion of the Compensation Committee, restricted stock units may be credited with cash and stock dividends paid by the Company in respect of one share of the Company’s common stock.

•
Performance Share Awards - The Amended and Restated 2014 Incentive Plan provides for the grant of performance shares, which represent the right to receive shares of common stock of the Company based upon the achievement, or level of achievement, of performance goals during a performance period, as determined by the Compensation Committee at the time of grant of a performance share award. No payout or issuance of shares of common stock will be made with respect to any performance share award except upon written certification by the Compensation Committee that the minimum threshold performance goal(s) have been achieved. Dividend equivalents will not be paid until the performance share award is earned, but dividend equivalents may be credited with respect to such awards, with payment subject to such awards actually vesting (if any). As described in more detail in the section entitled “Compensation Discussion and Analysis - Long-Term Incentive Awards - Performance Share Awards” in this proxy statement, the Company uses a comparison of Adjusted EPS to determine whether or not a performance share award has been earned.

•
Performance Compensation Awards - The Amended and Restated 2014 Incentive Plan provides that the Compensation Committee may designate as a performance compensation award any award, other than options and stock appreciation rights, in order to qualify the award as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Performance compensation awards under the Amended and Restated 2014 Incentive Plan may also consist of performance-based cash incentives. As described in more detail in the section entitled “Compensation Discussion and Analysis - Annual Performance-Based Cash Bonuses” in this proxy statement, the Company uses a comparison of Adjusted EBITDA to determine whether or not a performance compensation award has been earned.

Amendment and Termination

The Board of Directors may, at any time, and from time to time, amend or terminate the Amended and Restated 2014 Incentive Plan; provided, however, that, except in certain limited circumstances (e.g., amendments relating to adjustments based upon changes in the common stock and amendments that the Board deems necessary or advisable to provide eligible participants with the maximum benefits provided or to be provided under the provisions of the Internal Revenue Code and the regulations promulgated thereunder), no amendment will be effective unless approved by the stockholders as may be required by applicable laws, stock exchange rules or other regulations. The Amended and Restated 2014 Incentive Plan will automatically terminate on May 15, 2024.

Corporate Governance Aspects of the Amended and Restated 2014 Incentive Plan

The Amended and Restated 2014 Incentive Plan includes several provisions that promote best practices by reinforcing alignment with stockholders’ interests. These provisions include, but are not limited to:

•
No Discounted Options or Stock Appreciation Rights - Stock options and stock appreciation rights may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.

•
No Repricing or Cash Buyouts without Stockholder Approval - Other than in connection with corporate reorganizations or restructurings, at any time when the purchase price of a stock option or stock appreciation right is above the market value of a share, the Company will not, without stockholder approval, reduce the purchase price of such stock option or stock appreciation right and will not exchange such stock option or stock appreciation right for a new award with a lower (or no) purchase price or for cash or other awards.

•
No Liberal Share Recycling - Shares used to pay the exercise price or withholding taxes related to an equity award under the plan, unissued shares resulting from the net settlement of any such equity awards, and shares purchased by us in the open market using the proceeds of option exercises do not become available for issuance as future equity awards under the plan.

•	No Transferability - Equity awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

•
No Evergreen Provision - The Amended and Restated 2014 Incentive Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the plan can be automatically replenished.

•	No Automatic Grants - The Amended and Restated 2014 Incentive Plan does not provide for automatic grants to any participant.

•	No Tax Gross-ups - The Amended and Restated 2014 Incentive Plan does not provide for any tax gross-ups.

Federal Income Tax Consequences

The following summarizes only the federal income tax consequences of participation under the Amended and Restated 2014 Incentive Plan based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete and does not discuss any non-U.S., state or local tax consequences. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, a participant’s individual circumstances. Each participant in the Amended and Restated 2014 Incentive Plan is strongly urged to consult with his or her tax advisor regarding participation in the plan.

With respect to nonqualified stock options, the Company is generally entitled to deduct, and the optionee recognizes taxable income in an amount equal to, the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of the Company’s common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Internal Revenue Code for incentive stock options, and the tax consequences described for nonqualified stock options will apply.

The current federal income tax consequences of other awards authorized under the Amended and Restated 2014 Incentive Plan generally follow certain basic patterns: stock-settled stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); and stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Internal Revenue Code with respect to covered employees.
Certain types of awards under the Amended and Restated 2014 Incentive Plan, including cash-settled stock appreciation rights, restricted stock units and deferred stock, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Internal Revenue Code. Unless certain requirements set forth in Section 409A of the Internal Revenue Code are complied with, participants may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% income tax (and, potentially, certain interest penalties). To the extent applicable, the Amended and Restated 2014 Incentive Plan and awards granted thereunder will be interpreted to comply with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Internal Revenue Code. To the extent determined necessary or appropriate by the Compensation Committee, the plan and applicable award agreements may be amended to comply with Section 409A of the Internal Revenue Code or to exempt the applicable awards from Section 409A of the Internal Revenue Code.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes the securities that have been authorized for issuance as of December 31, 2016 under our 2005 Restricted Stock Plan, 2012 Restricted Stock Plan for Non-Employee Directors and 2014 Incentive Plan. All of these plans were previously approved by CPSI’s stockholders. These plans are described in Note 9 of the notes to the consolidated financial statements.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	-0- (1)	N/A	351,437 (3)
Equity compensation plans not approved by stockholders	5,188 (2)	$6.17	N/A
Total	5,188	$6.17	351,437 (3)

(1) Does not include 77,594 target performance share awards outstanding under our 2014 Incentive Plan, which awards were subsequently forfeited, and 184,885 time-vested restricted stock awards outstanding under our 2005 Restricted Stock Plan, 2012 Restricted Stock Plan for Non-Employee Directors and 2014 Incentive Plan, as of December 31, 2016.

(2)
Includes 5,019 shares issuable under outstanding stock options at an exercise price of $5.94 per share, and 169 shares issuable under outstanding stock options at an exercise price of $12.98 per share, assumed in the HHI acquisition.

(3) Represents (i) 5,040 shares of common stock issuable pursuant to our 2005 Restricted Stock Plan, (ii) 73,373 shares of common stock issuable pursuant to our 2012 Restricted Stock Plan for Non-Employee Directors, and (iii) 273,024 shares of common stock issuable pursuant to our 2014 Incentive Plan. We do not intend to use the 2005 Restricted Stock Plan to make any future grants of restricted stock.

The Board of Directors recommends that the stockholders vote “FOR” Proposal 2.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
At the direction of the Audit Committee, the ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accountants for the year ending December 31, 2017 is being presented to the stockholders for approval at the annual meeting. If the appointment of independent registered public accountants is not ratified, the Audit Committee will reconsider its appointment of independent registered public accountants.
General
The Audit Committee has approved the engagement of Grant Thornton as the Company’s independent registered public accountants for the year ending December 31, 2017. Grant Thornton has been engaged by the Company since 2004 and has audited the financial statements of the Company for the years ended December 31, 2004 through December 31, 2016.

It is expected that a representative of Grant Thornton will be present at the annual meeting to respond to appropriate questions, and will be given the opportunity to make a statement if he or she so desires.
Fees Paid to Grant Thornton LLP
The following table presents the fees paid or accrued by the Company for the audit and other services rendered by Grant Thornton for the years ended December 31, 2016 and 2015.

	2016	2015
Audit Fees	$1,018,854	$617,402
Audit-Related Fees	$—	$394,067
Tax Fees	$17,120	$—
All Other Fees	$118,185	$—
TOTAL	$1,154,159	$1,011,469
Audit Fees. Audit Fees for the last two years were for professional services rendered by the independent registered public accountants in connection with (i) the audits of the Company’s annual financial statements and audits of the effectiveness of the Company’s internal control over financial reporting, and (ii) the review of the Company’s quarterly financial statements. Additionally, Audit Fees for 2016 were for services rendered by Grant Thornton in connection with the preparation of the opening balance sheet for the acquisition of HHI.

Audit-Related Fees. There were no Audit-Related Fees paid to Grant Thornton in 2016. Audit-Related Fees for 2015 were for services related to the due diligence of Healthland Holding Inc. and its affiliates (“HHI”) prior to their acquisition by the Company on January 8, 2016. All audit-related services were pre-approved by the Company’s Audit Committee.

Tax Fees. Tax Fees in 2016 were for services related to the Section 382 study on recoverability of net operating losses. There were no Tax Fees paid to Grant Thornton in 2015.

All Other Fees. All Other Fees encompasses any services provided by the independent registered public accountants other than the services reported in the other above categories. Other Fees paid to Grant Thornton in 2016 were for services related to the integration of HHI into the Company. There were no Other Fees paid to Grant Thornton in 2015.
Pre-Approval Policy
The Audit Committee’s policy is to specifically pre-approve all audit and non-audit services to be rendered by the independent registered public accountants. Through this policy, the Audit Committee can effectively monitor the costs of services and can ensure that the provision of such services does not impair the registered accountant’s independence.

The Board of Directors recommends that the stockholders vote “FOR” Proposal 3.

PROPOSAL 4
ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. We currently hold such an advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote, each year in connection with our annual meeting of stockholders. “Proposal 5 - Advisory Vote on Frequency of Say-On-Pay Vote” is included as an advisory, non-binding vote at the May 11, 2017 meeting of the stockholders, and the Board of Directors is recommending that the advisory vote on “say-on-pay” be voted on every year. Should the “every year” option be again selected by the Company, our next stockholder advisory vote on executive compensation would be expected to occur at the 2018 annual meeting of stockholders.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to align the interests of our named executive officers with the interests of our stockholders and to reward performance that enhances stockholder returns. As discussed in the “Compensation Discussion and Analysis,” the Compensation Committee intends to place a greater emphasis in the future on performance-based compensation, as evidenced by the performance share awards and performance-based cash bonus awards granted to the Company’s executive officers by the Compensation Committee in 2014, 2015, 2016 and 2017. We believe that our compensation program has been, and will continue to be, successful in retaining and motivating our executive officers necessary for the current and long-term success of the Company.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosure.”

This “say-on-pay” vote is advisory and, therefore, is not binding on the Company, our Board of Directors, or our Compensation Committee. However, our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, the Compensation Committee and Board will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors recommends that the stockholders vote “FOR” Proposal 4.

PROPOSAL 5
ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE

The Dodd-Frank Wall Street Reform and Consumer Protection Act provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers, which we refer to as an advisory vote on executive compensation or a “say-on-pay” vote. This stockholder advisory vote on frequency is required to be conducted every six years. Pursuant to Section 14A of the Exchange Act, in this Proposal 5 we are asking stockholders to vote on whether they would prefer that we conduct future say-on-pay votes every year, every two years or every three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

On May 11, 2011, stockholders selected “every year” as their preference by a vote of 55.9% of votes cast. The “every two years” option received 1.3% and the “every three years” option received 30.4%. After reconsideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore, the Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation. Please note that you are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate your own choice of one, two or three years for this proposal.

In formulating its recommendation, the Board of Directors considered how an advisory vote at this frequency will allow our stockholders to provide timely input on our executive compensation philosophy, politics and practices as disclosed in the proxy statement each year. The Board believes that an annual vote provides the greatest opportunity for stockholder input and constructive communications, by enabling the vote to correspond with the compensation information presented in the proxy statement for each annual meeting of the stockholders. Additionally, an annual advisory vote is consistent with the Board’s desire to implement “best practices” with respect to corporate governance. We understand that stockholders may have different views as to what is the best approach for the Company, and we look forward to again hearing from stockholders on this proposal.

This vote is advisory and not binding on the Company or our Board of Directors in any way. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the advisory vote on compensation every one, two or three years, or abstaining) and therefore stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors. Instead, the option of “every three years,” “every two years” or “every year” that receives the highest number of votes cast will be considered the frequency of the say-on-pay vote that has been approved by our stockholders on an advisory basis. Even though your vote is advisory and therefore will not be binding on the Company, the Compensation Committee values the opinions of our stockholders and will consider our stockholders’ vote. Nonetheless, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option voted by our stockholders. We will continue to engage with our stockholders regarding our executive compensation program during the period between advisory votes on executive compensation.

The Board of Directors recommends that you vote for the option of "EVERY YEAR" as the preferred frequency for future advisory votes on the executive compensation.

OTHER MATTERS
As of the date of this proxy statement, the Board of Directors of the Company does not know of any business which will be presented for consideration at the annual meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are properly presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.
DEADLINE FOR STOCKHOLDER PROPOSALS
In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the 2018 Annual Meeting of Stockholders pursuant to the proposal process mandated by SEC Rule 14a-8, the proposal must be received by the Company’s Corporate Secretary at Computer Programs and Systems, Inc., 6600 Wall Street, Mobile, Alabama 36695, on or before November 30, 2017.

If a stockholder proposal is submitted outside the proposal process mandated by SEC Rule 14a-8, and is submitted instead under the Company’s advance notice Bylaw provision (Section 1.13 of the Bylaws), the proposal must be received by the Company’s Corporate Secretary at Computer Programs and Systems, Inc., 6600 Wall Street, Mobile, Alabama 36695 not earlier than January 11, 2018 nor later than February 12, 2018, together with the necessary supporting documentation required under that Bylaw provision.

A COPY OF OUR 2016 ANNUAL REPORT TO STOCKHOLDERS, WHICH INCLUDES OUR FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, IS ENCLOSED WITH THIS PROXY STATEMENT. IF THE ANNUAL REPORT IS NOT INCLUDED, PLEASE NOTIFY US IN WRITING AT COMPUTER PROGRAMS AND SYSTEMS, INC., ATTENTION: DAVID A. DYE, 6600 WALL STREET, MOBILE, ALABAMA 36695.

APPENDIX A

COMPUTER PROGRAMS AND SYSTEMS, INC.
AMENDED AND RESTATED 2014 INCENTIVE PLAN

COMPUTER PROGRAMS AND SYSTEMS, INC.
AMENDED AND RESTATED
2014 INCENTIVE PLAN

1.	Purpose; Eligibility.

1.1 General Purpose. The name of this plan is the Computer Programs and Systems, Inc. 2014 Incentive Plan (the “Plan”). The purposes of the Plan are to (a) enable Computer Programs and Systems, Inc., a Delaware corporation (the “Company”), and any Affiliate to attract and retain the types of Employees who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees with those of the shareholders of the Company; and (c) promote the success of the Company’s business.

1.2 Eligible Award Recipients. The persons eligible to receive Awards are the Employees of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees after the receipt of Awards.

1.3 Available Awards. Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Nonqualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards and (f) Performance Compensation Awards.

2.	Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any other jurisdiction where Awards are granted under the Plan.
“Award” means any right granted under the Plan, including an Incentive Stock Option, a Nonqualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award or a Performance Compensation Award.
“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board” means the Board of Directors of the Company, as constituted at any time.
“Cause” means:
 With respect to any Employee: (a) if the Employee is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or (b) if no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws.
The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.
“Change in Control” means: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any Person that is not a subsidiary of the Company; (b) the incumbent Directors cease for any reason to constitute at least a majority of the Board; (c) the date which is ten (10) business days prior to the consummation of a complete liquidation or dissolution of the Company; (d) the acquisition by any Person of Beneficial Ownership of fifty percent (50%) or more (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) any acquisition which complies with clauses, (i), (ii) and (iii) of subsection (e) of this definition or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or (e) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than fifty percent (50%) of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the Beneficial Owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.1 and Section 3.2.
“Common Stock” means the common stock, $0.001 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.
“Company” means Computer Programs and Systems, Inc., a Delaware corporation, and any successor thereto.
“Continuous Service” means that the Participant’s service with the Company or an Affiliate as an Employee is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with a “Separation from Service” as defined under Section 409A of the Code. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.
“Covered Employee” has the same meaning as set forth in Section 162(m)(3) of the Code, as interpreted by Internal Revenue Service Notice 2007-49 and any subsequent authority promulgated by the Internal Revenue Service thereafter.
“Director” means a member of the Board.
“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.10 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.
“Disqualifying Disposition” has the meaning set forth in Section 14.10.
“Effective Date” shall mean the date as of which this Plan is adopted by the Board.
“Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Code Section 424. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal or such other source as the Committee deems reliable. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee in accordance with Section 409A of the Code and such determination shall be conclusive and binding on all persons.
“Free Standing Rights” has the meaning set forth in Section 7.1(a).
“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.
“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
“Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 7.4(d)(iv) of the Plan; provided that the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.
“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.
“Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
“Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.

“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.
“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
“Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.
“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 7.4 of the Plan.
“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company) and shall be limited to the following: (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) net revenue or net revenue growth; (d) gross revenue; (e) gross profit or gross profit growth; (f) net operating profit (before or after taxes); (g) return on assets, capital, invested capital, equity, or sales; (h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (i) earnings before or after taxes, interest, depreciation and/or amortization; (j) gross or operating margins; (k) improvements in capital structure; (l) budget and expense management; (m) productivity ratios; (n) economic value added or other value added measurements; (o) share price (including, but not limited to, growth measures and total shareholder return); (p) expense targets; (q) margins; (r) operating efficiency; (s) working capital targets; (t) enterprise value; and (u) completion of acquisitions or business expansion.
Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or an Affiliate as a whole or any division, business unit or operational unit of the Company and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Criterion (o) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing Performance Criteria without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.
“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.
“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of Participants based on the following events:  (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; and (h) a change in the Company’s fiscal year.

“Performance Period” means the one or more periods of time, not less than one fiscal quarter, in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.
“Performance Share” means a right granted to a Participant to receive shares of Common Stock (or the Fair Market Value thereof in cash or any combination of cash and Common Stock, as determined by the Committee) based upon the achievement, or level of achievement, of Performance Goals during a Performance Period, as determined by the Committee at the time of grant of a Performance Share Award.
“Performance Share Award” means any Award granted pursuant to Section 7.3 hereof.
“Permitted Transferee” means a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than fifty percent (50%) of the voting interests.
“Plan” means this Computer Programs and Systems, Inc. 2014 Incentive Plan, as amended and/or amended and restated from time to time.
“Related Rights” has the meaning set forth in Section 7.1(a).
“Restricted Award” means any Award granted pursuant to Section 7.2.
“Restricted Period” has the meaning set forth in Section 7.2(a).
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
“Securities Act” means the Securities Act of 1933, as amended.
“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7.1 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.
“Stock for Stock Exchange” has the meaning set forth in Section 6.4.
“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	Administration.

3.1 Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee (or the Board, as the case may be) shall have the authority:

(a)to construe and interpret the Plan and apply its provisions;

(b)to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c)to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act;

(e)to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f)to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;

(g)to determine the number of shares of Common Stock, if any, to be made subject to each Award;

(h)to determine whether each Option is to be an Incentive Stock Option or a Nonqualified Stock Option;

(i)to prescribe the terms and conditions of each Award, including without limitation the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(j)to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant;

(k)to designate an Award (including a cash bonus) as a Performance Compensation Award and to select the Performance Criteria that will be used to establish the Performance Goals;

(l)to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting or the term of any outstanding Award or extending the exercise period of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(m)to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(n)to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(o)to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(p)to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, including cash buyouts, cancellations, substitutions and exchanges; provided, however, that no adjustment or reduction of the exercise price of any outstanding Option or Stock Appreciation Right in the event of a decline in Common Stock price shall be permitted without shareholder approval. The foregoing prohibition includes (i) reducing the exercise price of the outstanding Options or Stock Appreciation Rights; (ii) cancelling outstanding Options or Stock Appreciation Rights in connection with the granting of Options or Stock Appreciation Rights with a lower exercise price to the same individual; (iii) cancelling Options or Stock Appreciation Rights with an exercise price in excess of the current Fair Market Value in exchange for a cash payment or other Awards(s); and (iv) taking any other action that would be treated as a repricing of an Option or Stock Appreciation Right under the rules of the primary securities exchange or similar entity on which the Common Stock is listed.
3.2 Committee Decisions Final. All decisions made by the Committee (or the Board, as the case may be) pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3 Delegation. The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The

Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

3.4 Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors who are also Outside Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Section 162(m) of the Code. However, (i) if the Board intends to satisfy the exemption requirements of Rule 16b-3 with respect to Awards to any insider subject to Section 16 of the Exchange Act that are to be approved by the Committee rather than the Board, then the Committee shall be composed solely of a compensation committee of the Board that consists solely of two or more Non-Employee Directors, and (ii) if the Board intends to satisfy the exemption requirements of Section 162(m) of the Code with respect to Awards to any Covered Employee, then the Committee shall be a compensation committee of the Board that consists solely of two or more Outside Directors. Within the scope of such authority, the Board or the Committee may (a) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code; or (b) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

3.5 Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.Shares Subject to the Plan.

4.1 Subject to adjustment in accordance with Section 11, a total of 2,100,000 shares of Common Stock shall be available for the grant of Awards under the Plan; provided that no more than 100,000 shares of Common Stock may be granted as Incentive Stock Options. Any shares of Common Stock granted in connection with Options and Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (1) Option or Stock Appreciation Right awarded. Any shares of Common Stock granted in connection with Awards other than Options and Stock Appreciation Rights shall be counted against this limit as two (2) shares of Common Stock for every one (1) share of Common Stock granted in connection with such Award. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.2 Shares of Common Stock available for issuance by the Company under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

4.3 Subject to adjustment in accordance with Section 11, no Participant shall be granted, during any one-year period, Options to purchase Common Stock and Stock Appreciation Rights with respect to more than 100,000 shares of Common Stock in the aggregate or any other Awards with respect to more than 100,000 shares of Common Stock in the aggregate. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the individual share limit set forth in this Section 4.3.

4.4 Any shares of Common Stock subject to an Award that is cancelled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. Any shares of Common Stock that again become available for future grants pursuant to this Section 4.4 shall be added back as one (1) share if such shares were subject to Options or Stock Appreciation Rights and as two (2) shares if such shares were subject to other Awards. Notwithstanding anything to the contrary contained herein, (a) shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (i) shares tendered in payment of an Option or a Stock Appreciation Right or (ii) shares delivered by a Participant or withheld by the Company to satisfy any tax withholding obligation; and (b) shares repurchased on the open market with the proceeds of an Option Exercise Price shall not again be made available for issuance under the Plan. Furthermore, notwithstanding that an Award is settled by the delivery of a net number of shares, the full number of shares underlying such Award shall not be available for subsequent Awards under the Plan. Shares subject to Awards that are settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

5.Eligibility.

5.1 Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees and those individuals whom the Committee determines are reasonably expected to become Employees following the Grant Date.

5.2 Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the Grant Date and the Option is not exercisable after the expiration of five (5) years from the Grant Date.

6.Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. No Options may be granted under the Plan that provide for automatic grants of new Options when a Participant pays the exercise price of a previously granted Option by delivering shares of Common Stock owned by such Participant. All Options shall be separately designated Incentive Stock Options or Nonqualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1 Term. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the Grant Date. The term of a Nonqualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Nonqualified Stock Option shall be exercisable after the expiration of ten (10) years from the Grant Date.

6.2 Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3 Exercise Price of a Nonqualified Stock Option. The Option Exercise Price of each Nonqualified Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Nonqualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.4 Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) through a “cashless” exercise program established with a broker; (iii) by a reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Award Agreement, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by an Officer that involves a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

6.5 Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6 Transferability of a Nonqualified Stock Option. A Nonqualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee, to the extent provided in the Award Agreement. If the Nonqualified Stock Option does not provide for transferability, then the Nonqualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.7 Vesting of Options. Each Option that vests solely based on the continued service of the Participant shall vest and therefore become exercisable no earlier than three (3) years after the Grant Date; provided that such Option may include graduated vesting within such three-year period. Each Option that vests based on the achievement of performance or other criteria shall vest and therefore become exercisable no earlier than one (1) year after the Grant Date. No Option may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

6.8 Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three (3) months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

6.9 Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three (3) months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.10 Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date twelve (12) months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.11 Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date twelve (12) months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.12 Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options.

6.13 Dividend Equivalents on Options. In no event shall any Dividend Equivalents (as defined below) be paid with respect to any Options until such Options are vested, it being understood that Dividend Equivalents may be credited with respect to such awards, with payment subject to such awards actually vesting (if any).

7.Provisions of Awards Other Than Options.

7.1 Stock Appreciation Rights.

(a)General

Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7.1, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).
(b)Grant Requirements

Any Related Right that relates to a Nonqualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.
(c)Term of Stock Appreciation Rights

The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary of the Grant Date.
(d)Vesting of Stock Appreciation Rights

Each Stock Appreciation Right shall vest and therefore become exercisable no earlier than three (3) years after the Grant Date; provided that such Stock Appreciation Right may include graduated vesting within such three-year period. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.
(e)Exercise and Payment

Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.
(f)Exercise Price

The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than one hundred percent (100%) of the Fair Market Value of one (1) share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1(b) are satisfied.
(g)Reduction in the Underlying Option Shares

Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.
(h)     Dividend Equivalents on Stock Appreciation Rights
In no event shall any Dividend Equivalents be paid with respect to any Stock Appreciation Rights until such awards are vested, it being understood that Divident Equivalents may be credited with respect to such awards, with payment subject to such awards actually vesting (if any).
7.2 Restricted Awards.

(a) General

A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 7.2, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
(b) Restricted Stock and Restricted Stock Units

(i)
Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends.

(ii)
The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. At the discretion of the Committee, each Restricted Stock Unit (representing one (1) share of Common Stock) may be credited with cash and stock dividends paid by the Company in respect of one (1) share of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit (in any event, no later than two and one-half (2 ½) months following the year in which such settlement occurs) and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

(c) Restrictions

(i) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.
(ii) Restricted Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(iii)
The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units are granted, such action is appropriate.

(d) Restricted Period

With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end no earlier than three (3) years after the Grant Date; provided that a Restricted Award may include graduated vesting within such three-year period. Any Restricted Award that vests based on the achievement of performance or other criteria shall vest no earlier than one (1) year after the Grant Date. The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.
(e) Delivery of Restricted Stock and Settlement of Restricted Stock Units

Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 7.2(c) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share). Upon the expiration of the Restricted Period (in any event, no later than two and one-half (2 ½) months following the year in which such expiration occurs) with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one (1) share of Common Stock for each such outstanding Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 7.2(b)(ii) hereof and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to each Vested Unit.
(f) Stock Restrictions

Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

7.3 Performance Share Awards.

(a) Grant of Performance Share Awards

Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 7.3, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.
(b) Earning Performance Share Awards

The number of Performance Shares earned by a Participant will depend on the extent to which the Performance Goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee. No payout or issuance of shares of Common Stock shall be made with respect to any Performance Share Award except upon written certification by the Committee that the minimum threshold Performance Goal(s) have been achieved.
(c) Dividend Equivalents on Performance Share Awards

In no event shall any Dividend Equivalents be paid with respect to any Performance Share Awards until such awards are earned, it being understood that Dividend Equivalents may be credited with respect to such awards, with payment subject to such awards actually vesting (if any).
7.4 Performance Compensation Awards.

(a) General

The Committee shall have the authority, at the time of grant of any Award described in this Plan (other than Options and Stock Appreciation Rights granted with an exercise price equal to or greater than the Fair Market Value per share of Common Stock on the Grant Date), to designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. In addition, the Committee shall have the authority to make an Award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.
(b) Eligibility

The Committee will, in its sole discretion, designate within the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 7.4. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.
(c) Discretion of Committee with Respect to Performance Compensation Awards

With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided any such Performance Period shall be not less than one fiscal quarter in duration), the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply to the Company and the Performance Formula. Within the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 7.4(c) and record the same in writing.

(d) Payment of Performance Compensation Awards

(i) Condition to Receipt of Payment
Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.
(ii) Limitation
A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period. A Participant shall not be entitled to receive dividends on any unearned Performance Compensation Award.
(iii) Certification
Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 7.4(d)(iv) hereof, if and when it deems appropriate.

(iv)	Use of Discretion
In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Compensation Award above the maximum amount payable under Section 7.4(d)(vi) of the Plan.

(v)	Timing of Award Payments
Performance Compensation Awards granted for a Performance Period, and any earned Dividend Equivalents related thereto, shall be paid to Participants within two and one-half (2 ½) months following the year in which completion of the certifications occurs as required by this Section 7.4.

(vi)	Maximum Award Payable
Notwithstanding any provision contained in this Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a Performance Period (excluding any Options and Stock Appreciation Rights) is 100,000 shares of Common Stock or, in the event such Performance Compensation Award is paid in cash, the equivalent cash value thereof on the first or last day of the Performance Period to which such Award relates, as determined by the Committee. The maximum amount that can be paid in any calendar year to any Participant pursuant to a cash bonus Award described in the last sentence of Section 7.4(a) shall be $2,000,000.
8.Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

9.Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

10.Miscellaneous.

10.1 Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest; provided, however, that no Award under this Plan shall vest earlier than one (1) year following the Grant Date.

10.2 Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 11 hereof.

10.3 No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate the employment of an Employee with or without notice and with or without Cause pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

10.4 Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

10.5 Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

11.Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the maximum number of shares of Common Stock subject to all Awards stated in Section 4 and the maximum number of shares of Common Stock with respect to which any one person may be granted Awards during any period stated in Section 4 and Section 7.4(d)(vi) will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 11, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 11 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Nonqualified Stock Options, ensure that any adjustments under this Section 11 will not constitute a modification of such Nonqualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 11 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Further, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, any adjustments or substitutions will not cause the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

12.Effect of Change in Control.

12.1 Unless otherwise provided in an Award Agreement, notwithstanding any provision of the Plan to the contrary:

(a)In the event of a Change in Control, all Options and Stock Appreciation Rights shall become immediately exercisable with respect to one hundred percent (100%) of the shares subject to such Options or Stock Appreciation Rights, and/or the Restricted Period shall expire immediately with respect to one hundred percent (100%) of the shares of Restricted Stock or Restricted Stock Units.

(b)With respect to Performance Compensation Awards, in the event of a Change in Control, all incomplete Performance Periods in respect of such Award in effect on the date the Change in Control occurs shall end on the date of such change and the Committee shall (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant and (ii) cause to be paid to the applicable Participant partial or full Awards with respect to Performance Goals for each such Performance Period based upon the Committee’s determination of the degree of attainment of Performance Goals or, if not determinable, assuming that the applicable “target” levels of performance have been attained, or on such other basis determined by the Committee. The payment of such partial or full Award shall take place no later than two and one-half (2 ½) months following the year in which such Change in Control occurs.

To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) and (b) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the shares of Common Stock subject to their Awards.
12.2 In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least ten (10) days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. In the case of any Option or Stock Appreciation Right with an exercise price that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

12.3 The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

13.Amendment of the Plan and Awards.

13.1 Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock and Section 13.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

13.2 Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

13.3 Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

13.4 No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

13.5 Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

14.General Provisions.

14.1 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include without limitation breach of non-competition, non-solicitation, confidentiality or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

14.2 Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

14.3 Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

14.4 Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

14.5 Recapitalizations. Each Award Agreement shall contain provisions required to reflect the provisions of Section 11.

14.6 Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, thirty (30) days shall be considered a reasonable period of time.

14.7 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

14.8 Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including without limitation restrictions upon the exercise of the Awards, as the Committee may deem advisable.

14.9 Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

14.10 Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two (2) years from the Grant Date of such Incentive Stock Option or within one (1) year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

14.11 Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 14.11, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

14.12 Section 162(m). To the extent the Committee issues any Award that is intended to be exempt from the deduction limitation of Section 162(m) of the Code, the Committee may, without shareholder or grantee approval, amend the Plan or the relevant Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s federal income tax deduction for compensation paid pursuant to any such Award.

14.13 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If no valid beneficiary designation form is on file with the Company at the time of a Participant’s death, the default beneficiary of such Participant shall be the Participant’s spouse, if any, then to any children equally, per stirpes.

14.14 Expenses. The costs of administering the Plan shall be paid by the Company.

14.15 Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

14.16 Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

14.17 Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

15.Effective Date of Plan. The Plan shall become effective as of the Effective Date, but no Award shall be exercised (or, in the case of a stock Award, shall be granted) unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

16.Termination or Suspension of the Plan. The Plan shall terminate automatically on May 15, 2024. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 13.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Unless the Company determines to submit Section 7.4 of the Plan and the definition of “Performance Goal” and “Performance Criteria” to the Company’s shareholders at the first shareholder meeting that occurs in the fifth (5th) year following the year in which the Plan was last approved by shareholders (or any earlier meeting designated by the Board), in accordance with the requirements of Section 162(m) of the Code, and such shareholder approval is obtained, then no further Performance Compensation Awards shall be made to Covered Employees under Section 7.4 after the date of such annual meeting, but the Plan may continue in effect for Awards to Participants not in accordance with Section 162(m) of the Code.

17.Choice of Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

REVOCABLE PROXY
COMPUTER PROGRAMS AND SYSTEMS, INC.
6600 WALL STREET
MOBILE, ALABAMA 36695
This Proxy is solicited on behalf of the Board of Directors of Computer Programs and Systems, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on May 11, 2017, and at any postponements or adjournments thereof (the “Annual Meeting”).
The undersigned hereby appoints Matt J. Chambless and J. Boyd Douglas, and each of them with full power of substitution, as proxies for the undersigned, and hereby authorizes them, or either of them, to represent the undersigned at the Annual Meeting and to vote on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
COMPUTER PROGRAMS AND SYSTEMS, INC.
May 11, 2017

GO GREEN
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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders:
The Proxy Statement and
the 2016 Annual Report to Stockholders are available at:
http://investors.cpsi.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
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00000333330400000000 8	051117

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE LISTED NOMINEES AS DIRECTORS
AND “FOR” PROPOSALS 2, 3, AND 4, AND FOR "EVERY YEAR FOR PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. To elect the following two persons as Class III directors to serve on the Board of Directors until the 2020 annual meeting and until their successors are duly elected and qualified:
		FOR	AGAINST	ABSTAIN
1.1 David A. Dye		☐	☐	☐
1.2 A. Robert Outlaw		☐	☐	☐
2. To approve the amendment and restatement of the Computer Programs and Systems, Inc. 2014 Incentive Plan		☐	☐	☐
3. To ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2017.		☐	☐	☐
4. To approve, on an advisory basis, the compensation of the Company’s named executive officers.		☐	☐	☐
	EVERY YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN
5. To select, on an advisory basis, the frequency of future shareholder, advisory votes to approve the compensation of the Company's named executive officers.	☐	☐	☐	☐

          The undersigned acknowledges that the Annual Meeting may be postponed or adjourned to a date subsequent to the date set forth on the reverse side, and intends that this Proxy shall be effective at the Annual Meeting after such postponement(s) or adjournment(s). This Proxy is revocable, and the undersigned may revoke it at any time by delivery of written notice of such revocation to the Company or its agent, American Stock Transfer & Trust Company, LLC, prior to the date of the Annual Meeting, or by attendance at the Annual Meeting.

This Proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this Proxy will be voted FOR all of the listed nominees in Proposal 1 and FOR Proposals 2, 3 and 4 and for "EVERY YEAR" for Proposal 5.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.